CALLON PETROLEUM COMPANY
200 NORTH CANAL STREET
NATCHEZ, MISSISSIPPI  39120

NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 15, 2014

To Our Stockholders:

Notice is hereby given and you are cordially invited to attend the 2014 Annual Meeting of Stockholders of Callon Petroleum Company (“Callon” or the “Company”), a Delaware corporation, which will be held in Natchez, Mississippi, on Thursday, May 15, 2014, at 9:00 a.m. CST (the “Annual Meeting”), in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, to consider the following proposals:

1.	The election of three Class II Directors, Anthony J. Nocchiero, Matthew R. Bob and James M. Trimble, for a three-year term;

2.	The approval, by advisory vote, of the Company’s named executive officer compensation;

3.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

If you are a record holder of our common stock at the close of business on March 31, 2014, the record date, then you are entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on March 31, 2014 may attend and vote at the Annual Meeting.  A stockholders’ list will be available at the Company’s office at 200 North Canal St., Natchez, MS 39120 during normal business hours for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.

We look forward to seeing you at the meeting.

By Order of the Board of Directors

/s/ B. F. Weatherly
B. F. Weatherly
Natchez, Mississippi	Executive Vice President, Corporate Secretary
April 4, 2014	and Chief Administrative Officer

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 15, 2014:

This Proxy Statement and our 2013 Annual Report on Form 10-K are available at www.iproxydirect.com/CPE and www.callon.com

If you have any questions or need assistance voting your shares, please call our proxy solicitor:

MORROW & CO., LLC
470 West Avenue – 3rd Floor
Stamford, CT  06902

Banks and Brokerage Firms, please call (203) 658-9400.
Stockholders, please call toll free (800) 414-4313.

PROXY STATEMENT
_____________________

CALLON PETROLEUM COMPANY
200 North Canal Street
Natchez, Mississippi  39120
(601) 442-1601

2014 ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 15, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

We are providing you this proxy statement in connection with the solicitation of proxies by our board of directors (the “Board” or individually “Director” and collectively “Directors”) to be voted at the 2014 annual meeting (the “Annual Meeting”) of stockholders of Callon Petroleum Company (“Callon,” the “Company,” us, we, our or like terms).  The Annual Meeting will be held on Thursday, May 15, 2014 at 9:00 a.m. CST in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The solicitation of proxies by the Board will be conducted primarily by mail. Callon will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of these proxy materials. In addition to solicitation by mail, our Directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.  In addition, the Company has retained the services of Morrow & Co., LLC to assist us in the Company’s solicitation efforts for a fee of approximately $7,500, plus out-of-pocket expenses.

QUESTIONS AND ANSWERS

Q:	Who may vote?

A:
You may vote if you are the record holder of Callon common stock as of the close of business on March 31, 2014, the “Record Date” for the meeting. On that date, there were 40,465,227 shares outstanding and entitled to vote at the meeting. Each outstanding share is entitled to one vote.

Q:	Who can attend the meeting?

A:
If you are entitled to vote at our Annual Meeting, you may attend the Annual Meeting.  If you wish to attend the Annual Meeting in person, you must present valid, government-issued picture identification.  If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, in order to be admitted you must present proof of your beneficial ownership of the common stock, such as a bank or brokerage account statement, indicating that you owned shares of our common stock at the close of business on the Record Date. For safety and security reasons, no cameras, recording equipment, cellular telephones, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Q:	What am I voting on?

A:	Three proposals are scheduled to be voted upon at the meeting:

●	The election of directors;

●	Advisory approval of the Company’s executive compensation; and

●	The ratification of the appointment of Ernst & Young LLP.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to the Company’s proxy materials over the Internet. The Company’s Board has made these proxy materials available to you on the Internet on or about April 4, 2014 at https://www.iproxydirect.com/CPE, which is the cookies-free website described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to stockholders of record and beneficial holders. Doing so allows us to further the Company’s environmental objectives and the prudent use of resources by limiting waste generated from the Annual Meeting. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about April 4, 2014. In addition to the Company’s proxy materials being available for review at https://www.iproxydirect.com/CPE, the site contains instructions on how to access the proxy materials on a website or to request a printed copy, free of charge.  Stockholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by contacting the Company’s Corporate Secretary at our principal executive offices in Natchez, Mississippi. We will also provide stockholders upon request and free of charge with a copy of the Company’s Form 10-K for the year ended December 31, 2013 as filed with the SEC.

Q:	Can I vote my shares by filling out and returning the Notice?

A:
No. The Notice identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

●	View the Company’s proxy materials for the meeting on the Internet; and

●	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy-voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How do I cast my vote?

A:	There are three methods for registered stockholders to vote by proxy without attending the Annual Meeting:

●
Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control and request ID appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. CST on May 14, 2014. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. Internet voting is available 24 hours a day.

●
Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on the Internet link on your proxy card. You will need to use the control and request ID appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. CST on May 14, 2014. Voting by telephone is available 24 hours a day.

●
Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

If you send us a signed proxy card on which no directions are specified, your shares will be voted as recommended by the Company’s Board on the proposals, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company’s Class II directors and the non-binding advisory vote to approve the compensation of the Company’s Named Officers, but such brokers may exercise discretionary authority with respect to the ratification of the appointment of the Company’s independent registered public accounting firm.

Your vote is especially important. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting. If you need assistance in obtaining a legal proxy, please call Morrow & Co., LLC toll-free at (800) 414-4313. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the Annual Meeting.

Q:	Can I revoke or change my proxy?

A:
Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to the Company’s Corporate Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board unanimously recommends you vote:

●	“FOR” each of the nominees named in this Proxy to the Company’s Board of Directors;

●	“FOR” the approval, on an advisory basis, of the Company’s executive compensation; and

●	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Q:	Who will count the vote?

A:	Issuer Direct will serve as the inspector of election and will tabulate and certify the vote.

Q:	What is a “quorum?”

A:
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of the Company’s independent registered public accounting firm and the advisory proposal on executive compensation.

Q:	What vote is required to approve each item?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1: Election of directors.
The three nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as the Company’s directors. For this purpose, abstentions and broker non-votes are not counted as a vote for the election of directors.

Proposal 2: Advisory approval of the Company’s executive compensation.
Our executive compensation will be approved by our stockholders in an advisory manner upon the affirmation vote “FOR” by a majority of the shares entitled to vote and present in person or by proxy at the Annual Meeting.  For this purpose, votes for, against and abstain are counted as shares entitled to vote and broker non-votes are not counted as shares entitled to vote. Abstentions have the same effect as a vote against.

Proposal 3: Ratification of appointment of independent registered public accounting firm
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Abstentions will have the same effect as a vote against the proposal.

The advisory vote on executive compensation will not be binding on Callon or the Board, nor will it create any change in the fiduciary duties of our Company or the Board. However, the Compensation Committee will take into account the outcome of the advisory vote on executive compensation when considering future executive compensation decisions.

Q:	What does it mean if I get more than one Notice and/or Proxy Statement?

A:	Your shares are probably registered in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed with the SEC within four business days of the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of eight Directors and the Company’s Certificate of Incorporation provides for a classified Board. The current Board is divided into three classes designated as Class I, Class II and Class III, with staggered, three-year terms.  Following the Annual Meeting, our Board will have seven members, two Directors each in Classes I and III and three Directors in Class II.  The following table provides information with respect to the nominees and all current Directors whose terms will continue after the 2014 Annual Meeting until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

Name	Age as of Record Date	Company Position Since	Present Company Position

Class I Directors:
(Term Expires in 2016)

Larry D. McVay	66	2007	Director

John C. Wallace	75	1994	Director

Class II Directors:
(Term Expires in 2014)

Anthony J. Nocchiero	62	2011	Director, Nominee

Matthew Regis Bob	56	2014	Director, Nominee

James M. Trimble	65	2014	Director, Nominee

Class III Directors:
(Term Expires in 2015)

Fred L. Callon	64	1994	Director, Chairman of the Board, President, and Chief Executive Officer (“CEO”)

L. Richard Flury	66	2004	Director

The term of the two current Class II Directors, Mr. Anthony J. Nocchiero and Mr. B. F. Weatherly, will expire on the date of the 2014 Annual Meeting. Mr. Weatherly will not stand for reelection to our Board, and thus his term as a Director will expire at the Annual Meeting, however, he will continue to serve as Executive Vice President, Corporate Secretary and Chief Administrative Officer of the Company.  The Board has nominated Messrs. Nocchiero, Bob and Trimble for election as Directors. Upon election, Messrs. Nocchiero, Bob and Trimble will serve for terms expiring at the 2017 annual meeting of stockholders or, in each case, until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

Nominees

Mr. Anthony J. Nocchiero, 62, was first elected to the Board in March 2011.  Since 2010, Mr. Nocchiero has been retired. From April 2007 until September 2010, Mr. Nocchiero held the position of senior vice president and Chief Financial Officer for CF Industries, Inc.  From July 2005 until March 2007, he was the vice president and Chief Financial Officer for Merisant Worldwide, Inc.  From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant.  From January 1999 until December 2001, Mr. Nocchiero served as vice president and Chief Financial Officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation in various financial and management positions, including service as Amoco’s vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Nocchiero has previous experience serving as a member of the board of directors of various public and private companies, including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce.  He brings to the Company a broad knowledge of the oil and gas industry, as well as extensive experience with finance and M&A related transactions, which we believe benefits the Board. In addition, Mr. Nocchiero has the accounting or financial management expertise to be considered a “financial expert” as defined and required by the NYSE rules and the Exchange Act.

Mr. Matthew Regis Bob, 57, has been the founder and Managing Member of MB Exploration and affiliated companies since 1994.  MB Exploration is engaged in the oil and gas exploration, development and consulting business.  Mr. Bob also served as President of Hall Phoenix Energy LLC, a privately held oil and gas company, from 2009 to 2011.  Prior to forming MB Exploration in 1994, Mr. Bob was Chief Geophysicist at Pitts Oil Company.  He began his career at Union Oil Company of California where he held various geological positions.  He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Dallas Petroleum Club, and is a registered Geoscientist in the States of Texas, Mississippi and Louisiana.  He holds a B.A. in Geology from St. Louis University, an M.S. in Geology from Memphis University, and is a graduate of Harvard University's Executive Management Program.  We believe Mr. Bob’s extensive experience in the oil and gas business and his technical expertise will be a benefit to the Board of Directors.

Mr. James M. Trimble, 65, has been Chief Executive Officer and President of PDC Energy, Inc. since 2011, and served on the board of PDC since 2009. Mr. Trimble was an officer of PDC in September 2013 when twelve partnerships for which the Company was the managing general partner each filed for bankruptcy in the federal bankruptcy court, Northern District of Texas, Dallas Division. From 2005 until 2010, Mr. Trimble was Managing Director of Grand Gulf Energy, Limited, a public company traded on the Australian Securities Exchange, and President and Chief Executive Officer of Grand Gulf’s U.S. subsidiary Grand Gulf Energy Company LLC, an exploration and development company focused primarily on drilling in mature basins in Texas, Louisiana and Oklahoma. From 2000 through 2004, Mr. Trimble was Chief Executive Officer of Elysium Energy and then TexCal Energy LLC, both of which were privately held oil and gas companies that he managed through workouts. Prior to this, he was Senior Vice President of Exploration and Production for Cabot Oil and Gas, a publicly traded independent energy company.  Mr. Trimble was hired in July 2002 as CEO of TexCal (formerly Tri-Union Development) to manage a distressed oil and gas company through bankruptcy, and that company filed for Chapter 11 reorganization within 45 days after the date that Mr. Trimble accepted such employment. He successfully managed the company through its exit from bankruptcy in 2004.  From November 2002 until May 2006 he also served as a director of Blue Dolphin Energy, an independent oil and gas company with operations in the Gulf of Mexico. Mr. Trimble currently serves on the Board of Directors of Seisgen Exploration LLC, a small private exploration and production company operating in southern Texas. In determining Mr. Trimble’s qualifications to serve on our Board, the Board considered, among other things, that Mr. Trimble is a Registered Professional Engineer who brings many years of oil and gas industry executive management experience to the Board, including experience as a chief executive officer, and knowledge of current developments and best practices in the industry.

To be elected as a Director, each Director nominee must receive a plurality of the votes cast by the stockholders entitled to vote for the election of Directors. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect upon the outcome of the vote. All shares of common stock represented by the proxies will be voted “FOR” the election of the above Director nominees, except where authority to vote in the election of Directors has been withheld.  Should the nominees become unable or unwilling to serve as a Director at the time of the 2014 Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominees designated by the Board, or the Board may choose to reduce the number of members of the Board to be elected at the 2014 Annual Meeting in order to eliminate the vacancy.  The Board has no reason to believe that the nominees will be unable or unwilling to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NOMINATED HEREIN.

Directors Continuing in Office

Biographical information for our Directors who are continuing in office is provided below.

Mr. Fred L. Callon has been Chairman of the Board of the Company since May 2004 and President and Chief Executive Officer of the Company since January 1997.  Prior to January 1997, he was President and Chief Operating Officer of the Company, positions he had held with the Company or its predecessors since 1984.  He has been employed by the Company or its predecessors since 1976.  Mr. Callon graduated from Millsaps College in 1972 and received his M.B.A. degree from the Wharton School of Finance in 1974.  Following graduation and until his employment by Callon Petroleum Operating Company, he was employed by Peat, Marwick, Mitchell & Co., certified public accountants.  He is son of the late Sim C. Callon, one of the Company’s co-founders, and the nephew of the late John S. Callon, the other co-founder.  We believe that his strong financial background, combined with his many years of operational experience throughout changing conditions in the market and industry, provide him with the ability to successfully lead the Company.

Mr. L. Richard Flury was appointed to the Board in 2004. Mr. Flury has been retired since 2001.  Prior to 2001, he spent over 30 years with Amoco Corporation, and later, BP plc, most recently as Chief Executive, Gas and Power and Renewables. Prior to Amoco's merger with BP in 1998, he served in various executive positions and was Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation at the time of the merger. Currently, Mr. Flury is a member of the Board of QEP Resources, a publicly traded oil and gas company, where he serves on the Audit Committee and Compensation Committee, and is also a director and the non-executive Chairman of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company.  He is a graduate of the University of Victoria (Canada). Mr. Flury has many years of prior experience with a major oil and gas company, as well as continued involvement in the industry through his other directorship positions. We believe his executive-level perspective and strategy-making abilities will continue to prove beneficial to the Company.

Mr. Larry D. McVay was appointed to the Board in October 2007.  Mr. McVay has been a Managing Director of Edgewater Energy, LLC, a privately held oil and gas investment company since 2007.  From 2003 until 2006, he served as Chief Operating Officer of TNK-BP Holding, one of the largest oil producing companies in Russia.    From 2000 to 2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP.  He also led the global E&P Operations Excellence effort for improving the operating efficiency of BP’s upstream operations.  Mr. McVay earned a mechanical engineering degree from Texas Tech University, where he was recognized as a Distinguished Engineer in 1995.  In January 2008, Mr. McVay became a member of the board of directors of Praxair, Inc., an industrial gases company in North and South America, where he serves on the Audit Committee and is chairman of the Finance & Pension Committee.  Mr. McVay is also a member of the board of directors of Chicago Bridge and Iron, N.V., a publicly traded engineering, procurement, and construction company, where he serves on the Audit Committee, the Strategic Initiatives Committee and is the chairman of the Corporate Governance Committee. Mr. McVay has been directly involved in nearly all aspects of the oil and gas industry, including drilling, production, finance, environmental risk, and safety.  We believe that this experience and his knowledge of the E & P industry, particularly the Permian Basin, provides invaluable insight in the development of the Company’s long-term strategies.

Mr. John C. Wallace has been a member of the Board of the Company since 1994. Mr. Wallace has been retired since 2010.  Mr. Wallace is a Chartered Accountant having qualified with PricewaterhouseCoopers in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England.  Prior to his retirement in December 2010, Mr. Wallace served for over twenty-five years as Chairman of Fred. Olsen Ltd., a London-based corporation that he joined in 1968 and which specializes in the business of shipping, renewable energy and property development.  He received his B. Comm degree majoring in Accounting and Economics from McGill University in 1959.  In November 2004, he successfully completed the International Uniform Certified Public Accountant Qualification Examination and has received a CPA Certificate from the State of Illinois.  Mr. Wallace is also retired from the board of directors of Ganger Rolf ASA and Bonheur ASA, Oslo, both publicly-traded shipping companies with interests in offshore energy services and renewable energy.  In May 2012, Mr. Wallace was appointed as a non-executive director to the board of directors of Siem Offshore Inc., a publically traded shipping company in Norway with a fleet of vessels active in the offshore energy sector, and where he is a member of the Audit Committee. As a result of his association with Fred Olsen, Ltd. and various associated or related companies, Mr. Wallace has extensive financial and accounting experience in not only the oil and gas industry, but in a number of other related industries.  We believe that this experience and his unique perspective of the risks and rewards in the oil and gas industry will continue to be beneficial to the Company.
All Directors of the Company are United States citizens, except Mr. Wallace, who is a citizen of Canada, and Mr. Flury, who holds both U.S. and Canadian citizenship.

CORPORATE GOVERNANCE

Agreement with Lone Star Value Management

On March 9, 2014, Callon entered into an agreement (the “Agreement”) with Lone Star Value Investors, L.P., Lone Star Value Co-Invest I, L.P., Lone Star Value Investors GP, LLC, Lone Star Value Management, LLC, Jeffery E. Eberwein and Matthew R. Bob (collectively, the “Lone Star Value Stockholders”).  Pursuant to the Agreement, Callon increased its Board from six members to eight members and appointed, effective on March 14, 2014, Matthew R. Bob and James M. Trimble to the Board.  Pursuant to the Agreement, each of Mr. Bob and Mr. Trimble were appointed to the Strategic Planning Committee, Mr. Bob was appointed to the Nominating and Corporate Governance Committee, and Mr. Trimble was appointed to the Compensation Committee.  Also pursuant to the Agreement, we agreed to nominate Mr. Bob, Mr. Trimble and Anthony J. Nocchiero for election to the Board at the Annual Meeting.  The Lone Star Value Stockholders have agreed to vote in favor of these three nominees at the Annual Meeting and agreed to irrevocably withdraw the nomination letter submitted to Callon in December 2013. Lone Star Value Stockholder further agreed, among other things, to vote its shares on the proposal to approve Callon’s executive compensation in accordance with the recommendation of Institutional Shareholder Services, and for the proposal to approve Ernst & Young LLP as our independent auditors.  Each Lone Star Value Stockholder agreed not to nominate or recommend any person for election to our Board at the Annual Meeting or submit any proposal for consideration at the Annual Meeting.

Board of Director Structure and Responsibilities

General.  Our Board is responsible for managing our business affairs. The Board generally fulfills its responsibilities through regular quarterly meetings to review significant developments affecting the Company and to act on matters requiring Board approval.  Between regularly scheduled meetings, the Board may also hold special meetings, execute unanimous written consents, and participate in telephone conference calls when an important matter requires Board action.  During 2013, the Board of the Company met formally four times and executed two unanimous written consents.  All of the Company’s Directors attended each of the Board meetings either in person or by telephone.  In addition, to promote open discussion, the non-employee Directors meet in executive session without management following each quarterly board meeting.  The chairperson of such executive sessions is the chairperson of the Nominating and Corporate Governance Committee unless, at the first executive session held in each fiscal year, the independent Directors select a different independent Director to serve as the chairperson for all executive sessions held during that fiscal year.  L. Richard Flury, Chairman of the Compensation Committee, presided over all executive sessions during 2013.  It is the policy of the Board that, to the extent possible, all Directors attend the Annual Meeting of Stockholders.  All then current Directors attended the 2013 annual meeting of stockholders.

Director Independence.  It is the policy of the Board that a majority of the non-employee members of the Board be independent.  The Board reviewed the independence of our Directors and considered whether any Director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. In making its determination, the Board applied the listing requirements of the NYSE and the rules and regulations promulgated by the SEC, as well as the Company’s Corporate Governance Principles.  After this review, the Board affirmatively determined that all of the Company’s Directors and nominees (other than Mr. Callon) are independent.  The criteria applied by the Company’s Board in determining independence are available on the Company’s website at www.callon.com.  The Board will evaluate the independence of each non-employee Director on an ongoing basis.

Board Leadership Structure.  Mr. Fred L. Callon serves as the Chairman, President and Chief Executive Officer of the Company. The Board believes that the most effective Board leadership structure is for the CEO to also serve as Chairman of the Board, a leadership structure that has served the Company well since inception, and is efficient and cost effective for the size of our company. Since the Company’s performance is an integral part of Board deliberations, the Board believes that the CEO is the Director best qualified to act as Chairman of the Board. The CEO has the most insight into the Company’s performance, opportunities and challenges and is most capable of effectively identifying and executing the business strategy adopted by our Board. The Board believes that combining the Chairman and CEO roles fosters accountability, effective decision-making and alignment on the execution of the long-term corporate strategy.

Independent directors and management generally have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside Callon and the oil and gas industry, while the CEO brings a Callon-specific historical perspective, experience and expertise. As the Director having primary responsibility for managing the Company’s day-to-day operations, and most capable of effectively identifying strategic priorities, the CEO is best positioned to lead the Board through reviews of key business and strategy decisions. This effectively promotes the opportunity for a successful blend of the Company’s independent Directors’ perspectives and oversight responsibilities and facilitates information flow and communication between senior management and the Board, which are both essential to effective governance. Further, the Company has four standing committees, each of which is comprised entirely of independent Directors, including the Compensation Committee, which both objectively and subjectively evaluates Mr. Callon’s performance and determines his compensation. The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Callon serve as the Chairman, President and CEO. The Board does not have an independent lead director.

The role of our Chairman is to oversee and ensure Board effectiveness, and in his capacity as Chairman, Mr. Callon has the following responsibilities:

●	schedules all meetings of the Board;

●	establishes Board meeting agendas;

●	chairs meetings of the Board and the Annual Meeting of Stockholders;

●	ensures that the flow of information provided to the Board is timely, complete, and accurate;

●	communicates with all Directors on key issues and concerns outside of Board meetings;

●	represents the Company to and interacts with external stockholders; and

●	assists the Board and executive officers in assuring compliance with and implementation of the Company’s governance principles.

Standing Committees of the Board of Directors

In order to facilitate the various functions of the Board, the Board currently has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Strategic Planning Committee, each of which are each comprised solely of independent Directors.  Each committee has a written charter that has been approved by the Board, which sets forth guidance on the role of the chairman of such committee and the roles and responsibilities of the committee as a whole. These committees are more fully described below:

Audit Committee Functions and Responsibilities

The principal function of the Audit Committee is to assist the Board in overseeing the areas of financial reporting and accounting integrity. The Board has determined that all members meet the independence requirements of the SEC and NYSE rules and the financial literacy requirements of the NYSE. Members of the Audit Committee may not simultaneously serve on the audit committee of more than three other public companies. The Audit Committee is currently comprised of Messrs. Wallace (Chairman), Flury, McVay and Nocchiero.  The Board has determined that Mr. Wallace and Mr. Nocchiero have the accounting or financial management expertise to be considered a “financial expert,” as defined and required by the NYSE rules and the Exchange Act. Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:

●	overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

●	overseeing our compliance with legal and regulatory requirements;

●	overseeing the qualifications, independence and performance of the independent auditor;

●	overseeing the effectiveness and performance of our internal audit function;

●	overseeing our systems of internal controls regarding finance, accounting, legal compliance and ethics;

●	overseeing our procedures for monitoring compliance with our Code of Business Conduct and Ethics;

●
establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters, including the confidential, anonymous submission of concerns regarding such matters;

●	producing the Audit Committee Report for inclusion in our annual proxy statement; and

●	performing such other functions our Board may assign to the Audit Committee from time to time.

The Audit Committee oversees the accounting and auditing procedures and financial reporting practices of the Company, and is responsible for the engagement of and oversight of all audit work conducted by the Company’s independent registered public accounting firm.  The Audit Committee meets periodically, generally quarterly, with the Company’s management, internal auditor and its independent registered public accounting firm to review the Company’s financial information and systems of internal controls.  The independent registered public accounting firm reports directly to the Audit Committee and, if requested, meets with the Audit Committee in executive session without management representatives present.  The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.

The Audit Committee is required to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee approved all of the fees described below in Proposal 3.

During 2013, the Audit Committee held five meetings and did not execute any unanimous written consents.  All members of the Audit Committee attended each meeting.

Relationship with Independent Registered Public Accounting Firm. Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and issuing reports thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.  Ernst & Young LLP, an independent registered public accounting firm, served as the Company’s independent registered public accounting firm during 2012 and 2013 and was appointed by the Audit Committee to serve in that capacity for 2014.

Compensation Committee Functions and Responsibilities

The purpose of the Compensation Committee is to establish the Company’s compensation policies and oversee the administration of our compensation program. The Compensation Committee is currently comprised of Messrs. Flury (Chairman), McVay, Wallace Nocchiero and Trimble. Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent members of the Company’s Board - each member meets the independence requirements set by the NYSE and applicable federal securities laws.  Pursuant to its charter, our Compensation Committee’s duties include the responsibility to:

●	review, evaluate, and approve our agreements, plans, policies, and programs to compensate our CEO;

●	review with the CEO the compensation of our executive offices;

●	review incentive compensation arrangements to confirm that executive compensation does not encourage unnecessary risk taking;

●	review matters relating to management succession;

●	administer our long-term incentive plans;

●	review and discuss with the Company’s management, the Compensation Discussion and Analysis (“CD&A”);

●	produce an annual report of the Compensation Committee;

●	review and recommend to the Board compensation for non-employee Directors;

●	retain and oversee compensation consultants, including the independence of the consultants;

●	otherwise discharge our Board’s responsibilities relating to compensation of our officers and Directors; and

●	perform such other functions as our Board may assign to the Compensation Committee from time to time.

The Committee retained the services of Meridian Compensation Partners LLC, an independent compensation consulting firm, to assist in the annual review of market and industry data to assess the Company’s competitive position with respect to each element of total compensation and to ensure the attraction, retention and appropriate reward to the Company’s CEO and other executive officers. During 2013, the Compensation Committee held four meetings and executed two unanimous written consents.  All members of the Compensation Committee attended each meeting.

Compensation Committee Interlocks and Insider Participation.  None of the Company’s executive officers served as a member of the Board or Compensation Committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board) of any other entity that has one or more of its executive officers serving on the Company’s Compensation Committee.

Nominating and Corporate Governance Committee Functions and Responsibilities

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Nocchiero (Chairman), Flury, McVay, Wallace and Bob.  Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws.  Pursuant to its charter, the Nominating and Corporate Governance Committee’s duties include the responsibility to assist the Board in:

●	identifying individuals qualified to be nominated for election to the Board and to recommend to the Board a slate of Director nominees for election at the annual meetings;

●	recommending to the Board the members and chairperson for each Board committee;

●
periodically reviewing and assessing the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics, and the various Board committee charters, and making recommendations for changes thereto to the Board;

●	overseeing the annual self-evaluation of the performance of the Board and its committees;

●	overseeing and approving plans for management continuity and succession;

●	recommending to the Board a successor to the CEO when a vacancy occurs; and

●	performing other such functions as the Board may assign to the Nominating and Corporate Governance Committee from time to time.

The Nominating and Corporate Governance Committee held two meetings during 2013. All members of the Committee attended each meeting.

Director Identification and Selection.  The Nominating and Corporate Governance Committee has established criteria it considers as guidelines in considering nominations to the Company’s Board and evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning and chemistry of the Board.. The key criteria include:

●	experience in the Company’s industry, with relevant social policy concerns, and an understanding and general acceptance of our current corporate strategy;

●
personal characteristics, including such matters as integrity, education, diversity of experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a Director of the Company;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience as a board member of another publicly held company;

●	academic expertise in an area of the Company’s operations; and

●	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Although the Committee does not have a formal diversity policy, the Committee considers a number of factors regarding diversity of personal and professional backgrounds, competencies, specialized skills and business acumen, and breadth of experience in the oil and natural gas E&P industry, finance, accounting or law, and race and gender.

In accordance with the Company’s Certificate of Incorporation, any stockholder may nominate a person for election to the Board upon delivery of written notice to the Company of such nomination. Such notice must be sent as provided in our Certificate on or before the deadline set forth in our Certificate, and must otherwise comply with the procedures set forth in our Certificate of Incorporation.  For nominations at the 2015 Annual Meeting, the Board will consider individuals identified by stockholders on the same basis as nominees identified from other sources.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with proven service and a record of quality contribution to the Board and the qualifications and skills that are consistent with the Committee’s criteria for Board service are re-nominated. As to vacancies, the Committee will generally poll the Board members and members of management for recommendations. The Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate for membership in the Board.

Strategic Planning Committee Functions and Responsibilities

The Strategic Planning Committee is currently comprised of Messrs. McVay (Chairman), Flury, Wallace, Nocchiero, Bob and Trimble. This Committee meets periodically during the year, generally prior to the scheduled quarterly Board meetings, to review the progress of the Company’s capital expenditure budget and to evaluate recent trends in the independent oil and gas industry that may have an impact on the Company’s current business strategy for the remainder of the year.  The Committee shall consist of no fewer than three members of the Board.  The Strategic Planning Committee was created to oversee the responsibilities of the Board relating to strategic planning, including:

●	organizing and overseeing the Board’s participation in the development of a strategic plan, including the risk assessment and management process;

●
monitoring the implementation progress of the strategic plan, and advising the Board if additional Board action appears to be needed to assure successful implementation of the plan or if a need exists to revise the plan in the face of changing conditions or other factors;

●	assuring that management is addressing the personnel requirements for the successful implementation of the strategic plan; and

●
assisting management and the Board with its oversight of the integrity of the determination of the Company’s oil, natural gas and natural gas liquids reserves and the work of the Company’s independent petroleum reservoir and reserve engineering firm.

The Strategic Planning Committee held two meetings during 2013. All members of the Strategic Planning Committee attended both meetings during 2013.

Corporate Governance Matters

Corporate Governance Principles.  The Company believes that good corporate governance is important to ensure that Callon is managed for the short-term and long-term benefit of its stockholders.  Available on the Company website, www.callon.com, under the “About Callon – Governance” caption, are copies of the Company’s:

●	Corporate Governance Guidelines;

●	Code of Business Conduct and Ethics;

●	Audit Committee Charter;

●	Compensation Committee Charter;

●	Nominating and Corporate Governance Committee Charter; and the

●	Strategic Planning Committee Charter

Any amendments to or waivers of the foregoing documents will also be posted on the Company’s website.  Copies of these documents are available in print, free of charge, to any stockholder upon written request to the Company’s Corporate Secretary.

Ethics. The Company’s Code of Business Conduct and Ethics sets forth the policies and expectations applicable to every Director, officer and employee. The Code addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Code meets the NYSE’s requirements for a code of business conduct and ethics, as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board nor any Board committee has ever granted a waiver of the Code.

Board Risk Oversight.  As an independent E&P company, we face a number of risks, including risks associated with exploring for, developing, producing and delivering oil and natural gas, supply of and demand for oil and natural gas, volatility of oil and natural gas prices, declining production, environmental and other government regulations and taxes, and overall economic environment. Assessing and managing risk is the responsibility of the management of the Company, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management and undertakes risk management reviews to identify and evaluate these risks and to develop plans to mitigate them effectively. The Board routinely receives reports on specific areas of risk inherent in their respective areas of oversight, including, but not limited to, our financial results, the status of our operations, our derivatives strategy, our safety performance, and other aspects of implementation of our business strategy.

The Board oversees the interests of our stockholders in our long-term viability, financial strength and success. Additionally, each of the Board committees considers the risks within its areas of responsibilities. The Company’s Audit Committee, among other duties, is charged with overseeing material financial risk exposures in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee also oversees responses to any alleged violations of the Company’s policies made by whistleblowers. The Compensation Committee reviews and attempts to mitigate risks that may result from the Company’s compensation policies. The Company’s Nominating and Corporate Governance Committee focuses on issues relating to Board and Board committee composition and assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our Directors and executive officers, and corporate governance matters. The Strategic Planning Committee organizes and oversees the Board’s participation in the risk assessment and management process as it relates to the development and implementation of the Company’s strategic plan and the integrity of the oil and natural gas reserve estimation reporting process and disclosure.

The Board also believes that its risk management oversight role is facilitated by the Company’s leadership structure. By combining the positions of Chairman of the Board and CEO, the Board gains a valuable perspective that combines the operational expertise of a member of management, with the oversight focus of a member of the Board.

Communication with Directors. Stockholders may communicate with the full Board, independent Directors as a group, or individual Directors, by sending a letter in care of the Corporate Secretary at Callon Petroleum Company, P. O. Box 1287, Natchez, MS  39121.  The Company’s Corporate Secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any other mail to the named Director or group of Directors.  Any mail that is directed to the full Board will be directed to Mr. Callon as Chairman of the Board and, if appropriate, forwarded to the full Board.

Executive Officers

In March 2014, we announced several changes to our executive officers. Mr. B.F. Weatherly resigned as our Chief Financial Officer, but continues as our Executive Vice President, Corporate Secretary and Chief Administrative Officer. Mr. Joseph C. Gatto, Jr. was appointed our Senior Vice President, Chief Financial Officer and Treasurer. Roger W. Smith, Vice President, Treasurer and Principal Accounting Officer, retired in March 2014. Mitzi P. Conn continued as our Corporate Controller and has been designated as our Principal Accounting Officer to replace Mr. Smith. Mr. H. Clark Smith, Chief Information Officer, also retired in March 2014. The following table sets forth the names, ages and positions of our current executive officers:

Name	Age	Positions Held With Us
Fred L. Callon	64	Director, Chairman of the Board, President and Chief Executive Officer
B. F. Weatherly	69	Executive Vice President, Corporate Secretary and Chief Administrative Officer
Gary A. Newberry	59	Senior Vice President, Operations
Joseph C. Gatto, Jr.	43	Senior Vice President, Chief Financial Officer and Treasurer
John G. Weihe	61	Vice President, Exploration
Jerry Weant	55	Vice President, Land
Mitzi P. Conn	44	Corporate Controller and Principal Accounting Officer

The following is a brief description of the background and principal occupation of each executive officer:

Fred L. Callon, Chairman of the Board of Directors, President and Chief Executive Officer. Please see above for the biography of Mr. Callon.

B. F. Weatherly is the Executive Vice President, Corporate Secretary and Chief Administrative Officer for the Company.  He has been a member of the Board since 1994 and Executive Vice President and CFO of the Company since 2006. Effective March, 2014, Mr. Weatherly stepped down as CFO of the Company, but will continue as Corporate Secretary and Chief Administrative Officer.  Mr. Weatherly will resign from the Board effective as of the Annual Meeting. Prior to joining the management of the Company in November 2006, he was a principal of CapSource Financial, Houston, Texas, an investment-banking firm, since 1989.  Mr. Weatherly received a Master of Accountancy degree from the University of Mississippi in 1967.  Mr. Weatherly has previously been associated with Arthur Andersen LLP, and has served as a Senior Vice President of Brown & Root, Inc. and Weatherford International, Inc.

Mitzi P. Conn has been our Corporate Controller since May 2007, and effective March 31, 2014, Mrs. Conn was also appointed Principal Accounting Officer of the Company. Prior to May 2007, she served as Assistant Controller since May 2004.  Mrs. Conn has held various other positions in finance and accounting since she joined the Company in June 1993.  Prior thereto, she was a general accountant for Graham Resources, Inc. She received her B.S. degree in accounting from Southeastern Louisiana University in 1990 and is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

Joseph C. Gatto, Jr. joined the Company in April 2012 as Senior Vice President, Corporate Finance, with responsibility for our capital markets and strategic planning functions, in addition to investor relations activities.  Effective March 31, 2014, Mr. Gatto was appointed Chief Financial Officer and Treasurer of the Company. Prior to joining Callon, Mr. Gatto was a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from July 1997 until February 2009, with involvement in all phases of M&A and capital raising transactions for his clients.  In February 2009, he founded MarchWire Capital, LLC, a financial advisory and strategic consulting firm, and subsequently served as Head of Structuring and Execution with Merrill Lynch Commodities, Inc. from January 2010 until November 2011. Mr. Gatto graduated from Cornell University with a BS degree in 1992 and The Wharton School of the University of Pennsylvania with an MBA in 1997.

Gary A. Newberry joined the Company in April 2010 as Vice President – Production and Development.  In September 2010, Mr. Newberry was promoted to Senior Vice President – Operations.  After graduation he joined Marathon Oil Company as a Production and Drilling Engineer working in Alaska, the Gulf of Mexico, and the Rockies.  He held various supervisory and management roles of increasing responsibility over production and drilling operations in the mid-continent, Alaska and the Permian Basin.  As a Business Unit Leader, Mr. Newberry was responsible for all upstream business activity in Oklahoma, Alaska, and the Rockies and served as Marathon’s Worldwide Operations Manager.  Mr. Newberry retired from Marathon Oil Company after 33 years of service. Mr. Newberry graduated from Marietta College in 1977 with a B.S. degree in Petroleum Engineering.

Jerry Weant joined the Company in September, 2013, as Vice President, Land.  Mr. Weant joined Callon from Pioneer Natural Resources, an independent oil and gas company, where he was focused on Midland Basin operations, acting as a liaison with Permian Basin asset teams and coordinating internal efforts for the assessment of horizontal drilling programs. Mr. Weant spent the first 27 years of his career working as a landman in Midland, Texas, including working for Texaco, Inc. Pogo Producing, Inc., as well as other independents. He holds a Bachelor of Business Administration/Petroleum Land Management from the University of Texas and is a Certified Professional Landman and a member of the American Association of Professional Landmen and the Permian Basin Landmen's Association.

John G. Weihe is Vice President of Exploration. Prior to being appointed to this position in August 2012, Mr. Weihe had served as Manager of Exploration for the Company since 2000. Prior thereto, he held senior exploration and development positions for ENI, British-Borneo Exploration Incorporated, and Unocal Corporation. Mr. Weihe received a Bachelor of Science degree in Geophysical Engineering from the Colorado School of Mines in 1983, and a MBA from the University of Houston C.T. Bauer School of Business in 1996.

PROPOSAL 2

ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Officers as described in this Proxy Statement. The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation” section and elsewhere in this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy. The core of that philosophy has been, and continues to be, to pay our executive officers based on our performance and tying a significant portion of executive pay to the achievement of long-term value for stockholders.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the Named Officers are reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A section of this Proxy Statement for additional details on executive compensation. Further, in determining whether to approve this proposal, we believe that stockholders should also consider the following:

●
Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent Directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for Callon management.

●
Performance-Based Incentive Compensation. Elements of performance-based incentive compensation are largely aligned with financial and operational objectives established in the Board-approved annual operating plan.

●	Elimination of Tax Gross-ups. Started in 2011, executive officers are not eligible for a tax related gross-up on any element of current and future compensation.

●
“Double Trigger” Severance Agreements with Fixed Term. Callon’s change in control severance agreements with executive officers require an actual or constructive termination of employment before benefits are paid following any change in control.

●	Long-Term Incentive Plans. Our long-term incentive plans generally include three-year minimum vesting periods for time-based awards, and prohibit repricing or exchange of outstanding option awards.

●	Stock Ownership Guidelines. The Company’s Named Officers are subject to stock ownership guidelines described in CD&A.

Our Board of Directors unanimously recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Callon’s Named Officers, as disclosed in Callon’s 2014 Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures under the heading “Executive Compensation and Other Related Information”), is hereby approved.”

Although this vote is advisory and is not binding on the Board, the Compensation Committee of the Board values the input and views of Callon stockholders. The Board and the Compensation Committee will review the results of the vote and consider them when considering future executive compensation policies and decisions.  For a review of the results of the previous three years vote, which reflect overwhelming validation from our stockholders of our pay philosophy and approach, please see the Role of Stockholder Say-on-Pay Advisory Vote summary in the CD&A section.

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will have no effect upon the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS RESOLUTION.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ERNST & YOUNG LLP, FOR 2014

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2014. We are asking stockholders to ratify this appointment. Ernst & Young has served as the Company’s independent registered public accounting firm and audited the Company’s consolidated financial statements beginning with the fiscal year ended December 31, 2002.

Fees

The following table sets forth the fees, net of expenses, incurred by us in fiscal years 2012 and 2013 for services performed by Ernst & Young LLP:

	2012	2013
Audit Fees (1)	$515,022	$487,500
Audit Related Fees (2)	—	—
Tax Fees (3)	18,250	17,700
All Other Fees (4)		121,600

Total Fees	$533,272	$626,800

(1)
Audit fees are fees paid to Ernst & Young LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Audit related fees are fees paid to Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)
Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(4)	Other fees for professional services during the fiscal year included services for the preferred offering, S-8 filing, and the SEC Rule 3-05 audit associated with the sale of the offshore properties.

Pre-Approval Policy of Audit, Audit-Related, Tax and Non-Audit Services.  The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy in accordance with the Audit Committee charter.  The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended, December 31, 2013, with management and the Company’s independent registered public accounting firm, and recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. This recommendation was based on:

●	the Audit Committee’s review of the audited financial statements;

●	discussion of the financial statements with management;

●
discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the communication matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board;

●	receipt from Ernst &Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

●	discussions with Ernst & Young LLP regarding its independence from the Company and its management;

●
Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and

●	other matters the Audit Committee deemed relevant and appropriate.

Management is responsible for the preparation and presentation of the Company’s audited financial statements, the establishment and maintenance of our disclosure controls and procedures, and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting according to the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Company’s independent registered public accounting firm. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting have been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP standards, or that Ernst & Young LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board of Directors,

John C. Wallace, Chairman
L. Richard Flury
Larry D. McVay
Anthony J. Nocchiero

If the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. A representative of Ernst & Young LLP will be present at the 2014 Annual Meeting and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock represented in person or by proxy at the Annual Meeting entitled to vote on such proposal is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. Abstentions will have the effect as a vote cast against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

BENEFICIAL OWNERSHIP OF SECURITIES

Management and Principal Stockholders

The following table sets forth, as of the March 31, 2014, certain information with respect to the ownership of shares of common stock held by: (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding common stock; (ii) each Director; (iii) the nominees for Director; (iv) each of the executive officers named in the Summary Compensation Table; and (v) all executive officers and Directors of the Company as a group.  Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of the Record Date or, in the case of executive officers and Directors of the Company, has been provided to the Company by such individuals.

	Common Stock
Name and Address of Beneficial Owner	Beneficial Ownership		Percent
Directors:
Fred L. Callon	399,132	(a)(b)	*
L. Richard Flury	142,066	(a)(c)	*
Larry D. McVay	100,462	(a)(d)	*
Anthony J. Nocchiero	63,916	(a)(e)	*
John C. Wallace	--	(a)(f)	*
Matthew R. Bob	0	(a)	*
James M. Trimble	0	(a)	*
B. F. Weatherly	282,846	(a)(g)	*

Named Officers:

Gary A. Newberry	189,596	(a)(h)	*
Joseph C. Gatto, Jr.	33,054	(a)(i)	*
John G. Weihe	125,409	(a)(j)	*

Directors and Executive Officers:
As a Group (11 persons)	1,336,481	(k)	3.30%

Certain Beneficial Owners:

BlackRock, Inc	3,378,393	(l)	8.40%
40 East 52nd Street
New York, NY 10022

Franklin Resources, Inc.	2,900,000	(m)	7.20%
One Franklin Parkway
San Mateo, CA 94403

Wellington Management Company, LLP	2,902,223	(n)	7.19%
280 Congress St.
Boston, MA 02210

Jeffery E. Eberwein	2,480,000	(o)	6.10%
Lone Star Value Management, LLC
53 Forest Avenue, 1st Floor
Old Greenwich, CT 06870
_______________
* Less than 1%

a)
Unless otherwise indicated, each of the persons listed in the table may be deemed to have sole voting and dispositive power with respect to such shares.  Beneficial ownership does not include the unvested portion of stock awards due to lack of voting and disposition power, unless such award will vest within sixty days of March 31, 2014. Percentage ownership of a holder or class of holders is calculated by dividing (i) the number of shares of common stock beneficially owned by such holder or class of holders plus the total number of shares of common stock underlying options exercisable or stock awards vesting within sixty days of March 31, 2014, by (ii) the total number of shares of common stock outstanding plus the total number of shares of common stock underlying options exercisable and stock awards vesting within sixty days of March 31, 2014, but not common stock underlying such securities held by any other person.

b)
Of the 399,132 shares beneficially owned by Fred L. Callon, 227,304 shares are owned directly by him; 25,215 shares are held by him as custodian for certain minor Callon family members; 93,500 shares represent unvested restricted stock units which will vest within sixty days of March 31, 2014; and 53,113 shares are owned within the Company’s Employee Savings and Protection Plan. Shares indicated as beneficially owned by Mr. Callon do not include 24,904 shares of common stock owned by his wife over which he disclaims beneficial ownership, 311,624 unvested restricted stock units payable in stock, 71,492 unvested restricted stock units payable in cash, and 449,027 unvested phantom units payable in cash.

c)
Of the 142,066 shares beneficially owned by L. Richard Flury, 76,484 shares are owned directly by him; 30,000 shares are held in joint tenancy with his wife; 10,000 stock options, of which 5,000 shares are subject to the 1996 Plan and 5,000 shares are subject to the 2002 Plan, exercisable within 60 days; and 25,582 shares of unvested restricted stock, which will vest within sixty days of March 31, 2014.

d)
Of the 100,462 shares beneficially owned by Larry D. McVay, 86,551 shares are owned directly by him and 13,911 shares of unvested restricted stock that will vest within sixty days of March 31, 2014, with the exception of 35,014 restricted stock units awarded in May 2012 pursuant to his election under the Deferred Compensation Plan for Outside Directors, payable in cash upon his separation of service as a Director.

e)
Of the 63,916 shares beneficially owned by Anthony J. Nocchiero, 38,335 shares are owned directly by him and 25,582 shares of unvested restricted stock that will vest within sixty days of March 31, 2014.

f)
John C. Wallace transferred his equity ownership in the Company to The Wallace Family Trust in April 2008. All equity ownership in the Company acquired by Mr. Wallace since April 2008 has also been transferred to the Wallace Family Trust, with the exception of the 18,968 restricted stock units awarded in May 2011, 22,968 restricted stock units awarded in May 2012 and 35,014 restricted stock units awarded in May 2013, pursuant to his election under the Deferred Compensation Plan for Outside Directors, all of which are payable in cash upon his separation of service as a Director, and 15,000 stock options, of which 5,000 shares are subject the 1994 Plan, 5,000 shares are subject to the 1996 Plan and 5,000 shares are subject to the 2002 Plan, exercisable within 60 days.  Mr. Wallace has no voting and dispositive power over the shares owned by the Trust.

g)
Mr. Weatherly is resigning from the Board effective as of the Annual Meeting, but will continue as Corporate Secretary and Chief Administrative Officer. Of the 282,846 shares beneficially owned by B. F. Weatherly, 98,374 shares are owned directly by him; 2,288 shares are owned within his personal IRA account; 66,526 shares are held in joint tenancy with his wife; 63,750 shares represent unvested restricted stock units which will vest within sixty days of March 31, 2014; 250 shares are Series A Preferred Stock; and 51,658 shares are owned within the Company’s Employee Savings and Protection Plan. Shares indicated as beneficially owned by Mr. Weatherly do not include 132,441 unvested restricted stock units payable in stock, 34,621 unvested restricted stock units payable in cash, and 190,837 unvested phantom units payable in cash.

h)
Of the 189,596 shares beneficially owned by Gary A. Newberry, 125,079 shares are owned directly by him; 22,017 shares are owned within the Company’s Employee Savings and Protection Plan; and 42,500 shares represent unvested restricted stock units that will vest within sixty days of March 31, 2014.  Shares indicated as beneficially owned by Mr. Newberry do not include 81,687 unvested restricted stock units payable in stock, 21,915 unvested restricted stock units payable in cash, and 116,705 unvested phantom units payable in cash.

i)
Of the 33,054 shares beneficially owned by Joseph C. Gatto, Jr., 24,216 shares are owned directly by him; 7,338 shares are owned within the Company’s Employee Savings and Protection Plan; and 1,500 shares are Series A Preferred Stock. Shares indicated as beneficially owned by Mr. Gatto do not include 1,610 shares of common stock owned by his mother over which he disclaims beneficial ownership, 124,612 unvested restricted stock units payable in stock, 10,225 unvested restricted stock units payable in cash, and 78,273 unvested phantom units payable in cash.

j)
Of the 125,409 shares beneficially owned by John G. Weihe, 25,633 shares are owned directly by him;  81,776 shares are owned within the Company’s Employee Savings and Protection Plan; and 18,000 shares represent unvested restricted stock units that will vest within sixty days of March 31, 2014. Shares indicated as beneficially owned by Mr. Weihe do not include 37,038 unvested restricted stock units payable in stock, 2,830 unvested restricted stock units payable in cash, and 37,609 unvested phantom units payable in cash.

k)
Includes 25,000 stock options, exercisable within 60 days; 282,825 shares of unvested restricted stock which will vest within sixty days of March 31, 2014; and 215,902 shares are owned within the Company’s Employee Savings and Protection Plan.

l)
Information is based upon a Schedule 13G/A filed with the SEC on December 31, 2013 by BlackRock, Inc. In this Schedule 13G/A, BlackRock, Inc. represents that it has sole voting power with respect to 3,299,873 shares of common stock and sole dispositive power with respect to 3,378,393 shares of common stock.

m)
Information is based upon a Schedule 13G/A filed with the SEC on December 31, 2013 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. (collectively “Franklin”).  In this Schedule 13G/A, Franklin represents that it has sole voting power with respect to 2,800,000 shares of common stock and sole dispositive power with respect to 2,900,000 shares of common stock.

n)
Information is based upon a Schedule 13G filed with the SEC on December 31, 2013 by Wellington Management Company, LLP (“Wellington”).  In this Schedule 13G, Wellington represents that it has sole voting power with respect to 2,499,848 shares of common stock and sole dispositive power with respect to 2,902,223 shares of common stock.

o)
Information is based upon a Schedule 13D filed with the SEC on March 9, 2014 by by Jeffrey E. Eberwein, Lone Star Value Investors, LP, Lone Star Value Co-Invest I, LP, Lone Star Value Investors GP, LLC, and Lone Star Value Management, LLC (collectively “Lone Star”). In this Schedule 13D, Lone Star represents that it is the beneficial owner of 2,480,000 shares of common stock.

With respect to shares issuable upon exercise of stock options, the holders or class of holders acquire investment power for these shares immediately upon a “change of control,” as defined in the applicable plan.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act of 1934 requires our officers and Directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Based on our review of the copies of such reports, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the fiscal year ended December 31, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

The Compensation Committee (“the Committee”) is appointed by the Company’s Board to assist the Board in performing its fiduciary responsibilities relating to compensation of our CEO and other executive officers. The Committee is responsible for the incentive compensation programs, which include programs that are designed for our executive management team, including our “Named Officers,” defined below. The following CD&A describes the material elements of compensation for the Company’s Named Officers.

Named Officers

We refer to the following individuals as our Named Officers during 2013:

●	Fred L. Callon, Chairman of the Board, Chief Executive Officer and President;

●	B. F. Weatherly, Executive Vice President, Corporate Secretary and Chief Administrative Officer;

●	Gary A. Newberry, Senior Vice President, Operations;

●	Joseph C. Gatto, Jr., Senior Vice President, Chief Financial Officer and Treasurer; and

●	John G. Weihe, Vice President, Exploration.

Executive Summary and 2013 Highlights

Our executive management team led the Company through significant strategic achievements during 2013. Specifically, the Company:

1.	Completed full transition from an offshore to an onshore operator:

●	Consummated the sale of the Medusa field and Gulf of Mexico shelf assets for $88 million net, the final element in the Company’s overall strategic plan to exit offshore Gulf of Mexico operations.

2.	Demonstrated operational and technical expertise:

●	Executed an aggressive horizontal drilling program, drilling 19 wells, advancing the de-risking of three zones of the horizontal Wolfcamp and delineating Sprayberry and Cline formation potential;

●	Demonstrated an average horizontal well cost of $6.7 million for average lateral lengths of 7,170’, among the lowest cost operators in the Permian Basin;

●	Increased Permian Basin production “exit rate” by 129% compared with 2012 resulting in an “exit rate” of 3,611 Boepd, exceeding previous “exit rate” guidance for 2013 of 3,500 Boepd;

●
Ended 2013 with estimated net proved reserves of 14.9 million barrels of oil equivalent (“MMBoe”), representing a 58% increase over comparable Permian Basin reserves at year-end 2012 of 9.4 MMBoe and replacing approximately 709% of 2013 Permian production;

●	Increased the Permian Basin leasehold position from 8,800 net acres in 2009 to 31,829 net acres at the end of 2013, including the acquisition of a new core development field in 2013.

3.	Further strengthened the balance sheet to provide capital for planned drilling operations and additional acquisitions:

●	Completed an underwritten public offering of 10% Series A Cumulative Preferred Stock for net proceeds of $70 million;

●	Reduced the Company’s unsecured senior notes due in 2016 by $48.5 million, which improved credit metrics and continued to reduce the Company’s cost of capital;

●	Increased the borrowing base of the Company’s secured bank facility.

4.	Operated in a safe and environmentally friendly manner:

●	Achieved an OSHA Recordable Incident Rate (“ORIR”) in the field of 0.703, which is within the range of reported ORIR of other Permian Basin operators.

●	Received the prestigious 2013 Bruno Hanson Environmental Excellence Award in Midland, Texas.

As a result of these operational and financial achievements, our stock price increased by almost 27% in 2013, outperforming the SIG Oil Exploration & Production Index, as well as the S&P 500. The Committee believes that these achievements represent meaningful steps in executing the Company’s onshore growth initiatives.

The Committee took the following key compensation actions in 2013:

●	As a result of the achievements listed above, the Committee awarded bonuses above target for our Named Officers for 2013 performance.

●	In May 2013, the Committee granted long-term incentives to our Named Officers, 60% of which were tied to total stockholder return, or TSR.

●
The Committee certified the results of the 2011 grants of TSR phantom units, which measured Callon’s TSR against its peers for the 2011-2013 time periods.  Callon ranked 5th out of 11 peers resulting in 100% of the targeted number of phantom units vesting.

●	Based on a review of market data, the Committee did not increase base salaries for our Named Officers.

Role of Stockholder Say-on-Pay Advisory Vote

The Committee considered the results of the 2013 non-binding advisory vote of stockholders to approve the compensation of our Named Officers, commonly referred to as “say-on-pay.”  In 2011, 2012 and 2013, the first three years of say-on-pay, approximately 95%, 95.6% and 94.8% respectively of the shares voting voted for approval of our executive compensation. The Committee considered these results as evidence of broad-based stockholder support for our compensation design and philosophy, and accordingly has maintained our general approach to executive compensation described below.

Role of Independent Compensation Consultant

From time to time the Committee utilizes the expertise and objectivity of an outside, independent compensation consultant.  The Committee has sole authority to retain and terminate any such consultant, including sole authority to approve the consultant’s fees and other retention terms.  During 2013, the Committee retained the services of Meridian Compensation Partners, LLC (“Consultant” or “Meridian”) as its independent compensation consultant to help ensure that the Company’s executive compensation programs are competitive and consistent with the Company’s compensation philosophy.  In general, the role of an outside compensation consultant is to assist the Committee with the analysis of executive pay packages or contracts and to understand the Company’s financial measures relating to compensation. The Committee is under no obligation to follow the advice or recommendations of any compensation consultant. In the decision to retain Meridian, the Committee considered:

●	the Consultant's services to the Committee with respect to 2012 compensation matters;

●	its extensive experience and familiarity with the Company’s executive compensation program and the compensation programs of the Company’s peer companies and sector;

●	the range of compensation services offered by the Consultant;

●	the absence of any business or personal relationship between the Consultant and any member of the Committee or management; and

●	the Consultant's policies and procedures designed to avoid potential conflicts of interest arising out of the provision of services with respect to Callon.

The Committee considered the independence of the Consultant in light of new SEC rules and NYSE listing standards. The Consultant provided the Committee a summary of how they fair against those standards, including the following factors:

●	other services provided to the Company by Meridian;

●	fees paid by the Company as a percentage of Meridian’s total revenue;

●	policies or procedures maintained by Meridian that are designed to prevent a conflict of interest;

●	any business or personal relationships between the individual consultants involved in the engagement and members of the Committee;

●	any business or personal relationships between the Company’s executive officers and Meridian or the individual consultants involved in the engagement; and

●	any Callon equity securities owned by the individual consultants involved in the engagement.

The Committee concluded that the work of Meridian did not raise any conflict of interest.

The Consultant attended all Committee meetings, including executive sessions as needed. The Committee determined the scope of the engagement, which included:

●	providing data on executive and outside Director compensation for the Committee to use in its decision-making process;

●	providing input into plan design discussions and individual compensation actions, as needed;

●	periodically reviewing and recommending plan design updates and revisions;

●	reviewing and providing feedback on the compensation-related disclosures in this proxy statement; and

●	informing the Committee about recent trends, best practices and other developments affecting executive compensation.

The Committee considered the advice of the Consultant as only one factor in setting compensation of our Named Officers. Actual compensation decisions for Named Officers are the result of the Committee’s subjective analysis of a number of factors, including the Company’s performance, the individual officer’s performance, experience, skills and tenure with the Company, changes to the individual’s position, and trends in compensation practices within the Company’s Peer Group and industry generally. The Committee also uses its discretion to adjust any of the components of compensation to achieve the Company’s goal of recruiting, developing, motivating, and retaining individuals with the skills necessary to execute the Company’s business strategy.

The Committee established procedures that it considers adequate to ensure that the Consultant’s advice to the Committee remains objective and is not influenced by the Company’s management. The Consultant may, from time to time, contact the Company’s executive officers for information necessary to complete its assignments and may make reports and presentations to the Committee that the executive officers may also receive.  While the Consultant interacts with the Company’s executive officers in order to complete its assignments and prepare its reports, the Consultant reports directly to the Committee.  Meridian has not provided any services to the Company other than associated with its engagement by the Committee.

Compensation Assessment

In order to attract, motivate and retain talented executive officers, the Committee must ensure that the Company’s executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for the Company’s CEO and other Named Officers as compared with compensation data for similarly situated executive officers at peer companies selected by the Consultant and approved by the Committee.

Each November, Meridian provides the Committee with market data from a group of peer companies (“Peer Group”) in the independent oil and gas E&P industry that are similar to Callon in terms of size (primarily assets, enterprise value, market cap, and revenue) and region of operations. The Committee uses the Peer Group market data to confirm their compensation decisions for reasonableness. The Committee does not target a specific percentile of the Peer Group, as the market data is just one factor considered by the Committee in determining compensation. The Peer Group is reviewed annually and is adjusted, as required, based on changes in the Peer Group companies’ and our assets and operations in order to ensure the continued relevance of the market data. For 2013 decisions, the Committee used market data provided by Meridian in November of 2012 from the following Peer Group:

2013 Peer Group

Comstock Resources, Inc.

Crimson Exploration, Inc.

Endeavour International Corporation

Gastar Exploration Ltd.

Goodrich Petroleum Corporation

PDC Energy, Inc.

Penn Virginia Corporation

Petroquest Energy, Inc.

Resolute Energy Corporation

Rex Energy Corporation

Stone Energy Corp.

Swift Energy Company

Additionally, in 2013 the Company participated in two third-party surveys: Meridian’s 2013 Oil & Gas E&P Survey (“Meridian Survey”), and survey data provided by Effective Compensation, Inc. ("ECI").  The Meridian Survey outlines data from similarly sized E&P companies with under $3 billion in assets.  ECI's Annual Oil & Gas E&P Industry Compensation Survey (“ECI Survey”) provides data for over 300 jobs found in E&P firms in the United States.  The Committee references data from these surveys for our Named Officers’ positions as additional E&P industry data points to confirm the reasonableness of compensation.

The Committee understands the inherent limitations in using any peer group or data set. For example, there are fluctuations in survey participation from year to year and competition for executive talent involves companies potentially much larger than we are. The Committee does not consider data collected from any of these sources to be prescriptive. Rather, the Committee relies upon data regarding the Peer Group as reference points around which to make informed decisions about the appropriate level and form of compensation for each Named Officer.

Compensation Philosophy and Elements of Compensation

The Company’s executive compensation program is designed to attract and retain a highly qualified and motivated management team and appropriately reward individual executive officers for their contributions to the achievement of Callon’s key short-term and long-term goals. The Compensation Committee strives to align the compensation of our executive officers with the long-term interests of our shareholders by linking compensation to what the Committee views as superior company and individual performance on an annual and long-term basis. We seek to offer our executives industry-competitive compensation opportunities that directly correlate pay with the performance of the Company and the executive team, considering short-term performance against Company goals and long-term TSR relative to our Peer Group. A significant portion of each executive's compensation is variable and based on these performance parameters. While the Committee has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of the Company’s compensation programs, so that as an executive’s responsibility increases, the compensation mix is generally weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while being mindful that the overall mix remains competitive.

The Committee believes that a mix of long-term incentives payable in cash and stock, a portion of which has time-based vesting and a portion of which vests based on TSR, achieves the Company’s goals of incentivizing our executive officers, and aligns their interests with those of our stockholders. The compensation environment for qualified executives in the oil and gas industry is highly competitive, and in order to compete in this environment, the Committee believes that our executive officers’ compensation should have the following components:

Component	Purpose	Philosophy Statement

Base Salary	● Pay for expertise and experience ● Attract and retain talented executives ● Provide stable compensation level ● Compete with comparable companies	● Reflective of individual skills, experience and expertise necessary to execute Callon’s business strategy ● Competitive relative to similarly-sized peers

Annual Incentive Compensation
● Motivate superior operational and financial performance
● Provide annual recognition of performance based on achievement of individual and corporate strategic objectives
● Promote and encourage pay-for-performance

● Reflective of internal equity considerations
● Goals aligned with our annual performance targets
● Modest or no reward for performance below expectations and potential for significantly increased reward for exceptional performance
● Provide balance in compensation programs and avoid encouraging undue risk-taking
● Competitive relative to similarly-sized peers

Long-Term Incentives (restricted stock and phantom stock awards)
● Link executives’ pay to performance and align their long-term interests with those of our stockholders
● Create a significant retention hook
● Match competitive practices to attract and retain employees
● Provide a mix of equity awards that focuses executives on the long-term value and avoid encouraging undue risk-taking

● Rewards long-term performance, directly aligned with the stockholder
● Recognizes and rewards share performance relative to industry peers
● Provides a strong performance-based equity component
● Aligns compensation with sustained long-term value creation
● Allows executives to acquire a meaningful and sustained ownership stake in the Company
● Competitive relative to similarly-sized peers

Retirement and Health Benefits	● Provide financial security for employees and their families ● Ensure a financial safety net ● Provide competitive level of benefits
● Helps attract and retain executive talent and remain competitive in our industry by offering a comprehensive employee benefits package
● Provides health and welfare benefits comparable to those provided to all other employees
● Provides financial security in the event of various individual risks and maximizes the efficiency of tax-advantaged compensation vehicles

Severance Protection	● Match competitive practices to attract and retain employees ● Ensure executives consider all possible transactions to increase stockholder value related to changes in control of the Company
● Benefit levels based on peer group practices with consideration to stockholder value
● Attracts and retains executives in a competitive and changing industry, ensures executives act in the best interests of stockholders in a change in control, and settles up front any potential dispute regarding an executive’s termination.

Determination of Each Element of Compensation

Base Salaries.  We provide all of our employees, including our Named Officers, with an annual base salary to compensate them for their services during the year. Our Compensation Committee recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Permian Basin. We utilize salary information from other companies in our industry to compare the Company’s salary structure with those companies that compete with us for executives.

At a regularly scheduled meeting, generally in March of each year, the Committee reviews the base salary of our CEO and other Named Officers. Actual individual salary amounts reflect the Committee’s subjective analysis of a number of factors, including the individual officer’s experience, skills, contributions and tenure with Callon, changes to the individual’s position within the Company, trends in compensation practices within the our Peer Group and industry, and his or her roles and responsibilities and expected future contribution to our success.  In addition, the Committee also considers the input and recommendations of Meridian regarding base salaries, as well as the input of the CEO when evaluating base salary for the other executive officers.  Upon review of these various factors and noting that the base salary of our Named Officers were generally in line with our Peer Group, no increases in base salaries for any of the Named Officers were made in 2013.

Annual Cash Bonus.  Named Officers, senior management and other non-management technical personnel have the potential to receive a significant portion of their annual cash compensation as a cash bonus. Target bonus opportunities are established each year based on the Committee’s subjective review of factors, including market data, individual contribution and experience, and historical bonus opportunities. The Committee determines actual bonus payouts for Named Officers based upon a combination of Company and individual performance factors.  For 2013, the Committee made no changes to the target bonus opportunities, which are provided in the table below.

Named Officer	Target Bonus Opportunity as a Percent of Base Salary
CEO	100%
CFO and SVP Operations	90%
Other Named Officers	50-70%

Early each year, following Board approval of the annual operating budget and financial forecast for the upcoming year, the Committee sets performance expectations to be used in determining cash bonus awards for that year.  While there is no formal weighting of these elements, the Committee considers each in its analysis. After the end of the performance period, the Committee meets to evaluate and develop a consensus as to the Company’s actual performance relative to these targets.  To provide the Committee the flexibility to adjust for and react to unexpected events, such as changes in commodity prices or volatile capital markets, we prefer not to rely solely on a formulaic approach that result in automatic payouts. Rather, the Committee retains discretion to adjust actual awards as it views appropriate given circumstances at the time of the award. Cash bonus amounts for each of our Named Officers are determined based on the Committee’s assessment of performance relative to targets and the individual’s bonus target, and adjusted, if necessary, for superior individual performance beyond the original corporate performance guidelines.

The Committee desired to set reasonable focus points and performance expectations for 2013 bonus consideration.   The Committee believes that these performance expectations, taken together, are objective indicators of overall successful performance. The Committee designed goals for each performance category for 2013 to be challenging, while recognizing uncertainties inherent to the oil and gas E&P industry. At regular meetings, the Committee periodically reviews the Company’s progress toward meeting the bonus goals for the year. In addition, the Committee also considers achievements during each year that were not initially set as specific targets. The agreed focus points, targets, and results and achievements for the year were as follows:

Focus Point	Targets and Achievements

Operate in a Safe and Environmentally Friendly Manner
The Company’s performance operating in a safe and environmentally friendly manner is a measure in our annual incentive plan because maintaining a healthy workforce is critical to ensuring execution of our business plan. Safety is a very important component of Callon’s culture and we have built a dedicated and focused HES (Health, Environmental & Safety) team committed to promoting and ensuring safe operations. There is also a strong correlation between positive long-term business performance and solid safety performance.
● Safety is measured based on an OSHA Recordable Incident Rate (“ORIR”) in the field. The Committee set a safety target of 0.5 ORIR for 2013. We achieved an ORIR rate of 0.703. The actual rate, which while slightly above the target, was within the rate range reported by other similar sized operators in the Permian Basin.

● The Committee noted that the Company was awarded the 2013 Bruno Hanson Environmental Excellence Award in Midland, Texas.

Increase Daily Production in the Permian Basin
We continue to build a track record as an excellent onshore operator. The resulting drilling opportunity portfolio, especially horizontal locations, was coupled with a focusing of the Company on the Permian Basin, concentrating on areas where management believed the Company had a competitive advantage. We are reaping the rewards of early program development efforts and have established an inventory of de-risked horizontal locations, which will maximize the value from our Permian acreage position and ensure greater production growth in years to come.

● The Committee set a Permian Basin daily production “exit rate” target of 3,500 Boepd. The Company exited 2013 with net daily production rate of 3,611 Boepd (80%+ oil). On an annual basis, Permian production was 129% more than 2012 production.

● In 2013, the Company drilled seven vertical wells in the Wolfberry formation on the Company’s acreage in the Midland basin. With the addition of a second horizontal rig in 2013, the Company drilled 19 horizontal development wells in the Wolfcamp shale formation, and one exploratory vertical well in the Mississippian chat formation on the Company’s acreage in Borden county in the Northern Midland Basin.

● With the addition of a Vice President of Land with extensive experience in the Permian Basin, the Company continued to execute on our strategy of expanding our acreage position through leasing and strategic acquisitions.

Increase Proved Reserves in Core Permian Basin Acreage
Growing reserves is a critical component of a healthy E&P business. Increased reserves translate into increased future revenues and, therefore, increased value for the stockholder.
● The Committee set a proved reserves additions target of 6.8 MMboe. The Company added 9.7 MMboe of net reserves in 2013 and ended 2013 with estimated net proved reserves of 14.9 million barrels of oil equivalent (“MMBoe”), representing a 58% increase over comparable Permian Basin reserves at year-end 2012 of 9.4 MMBoe, thereby exceeding the target.

● Callon’s estimated total proved reserves were 80% oil and 50% proved developed. Using SEC prescribed commodity prices, 2013 resulted in a present value of pre-tax future net cash flows discounted at 10% (“PV-10 Value”) of $301 million for the Company’s proved reserves, compared to $250 million at year-end 2012.

Increase Financial Efficiency
We have positioned the company with the financial flexibility to accommodate existing and emerging growth initiatives. The Company:
● Successfully completed an underwritten public offering of a 10% Series A Cumulative Preferred Stock and used the net proceeds to accelerate our drilling program and repaid borrowings.

● Monetized our interest in the Medusa Field and other Gulf of Mexico shelf assets for $88 million net, facilitating the repayment of $48.4 million or 50% of the Company’s 13% Senior Unsecured notes.

● Expanded our secured bank borrowing capacity and lending group, which created the opportunity for meaningful debt capacity. At year-end 2013, we had a pro-forma Debt-to Cap of 15% and have positioned the Company with near-term liquidity and the capacity for incremental long-term debt in conjunction with Senior Unsecured Notes refinancing.

Continue to Improve Operating Efficiency
We continue to achieve significant reductions in lease operating expenses (“LOE”) and enhance our horizontal drilling expertise.
● Total operational capital (including facilities and equipment, excluding acquisitions and capitalized expenses) in the Permian Basin totaled $160 million in 2013, resulting in a finding and development cost of $15.32 per barrel of oil equivalent (“Boe”).

● Established the infrastructure and water sourcing capabilities required to support multiple-well pad development at its key producing fields to improve capital efficiency. With the implementation of pad drilling, we have greatly reduced mobilization costs and enhanced the efficiency of executing our horizontal drilling program.

● Continued to develop our operational expertise, particularly in horizontal drilling, achieving significant cost reductions, with actual well costs incurred in 2013 at the low end of the range of our peers.

● The Committee targeted a $13.00 LOE per Boe (before workovers); actual LOE per Boe of $11.55 LOE per Boe for the Permian Basin.
Committee Discretionary Assessment
In addition to pre-set focus points, the Committee took into account the following achievements in setting bonus compensation:
● Completion of our transition to an onshore Permian producer;
● Absolute and relative performance of our stock;
● The increase in our net asset value;
● Continued progress in building a strong technical team;
● Improving the liquids-to-gas reserves ratio;
● Formulating and executing a hedging program; and
● Managing overall risk.

At the March 2014 Compensation Committee meeting, the Committee evaluated performance against the 2013 focus points described above and determined that the management team overall met or exceeded expectations on both the financial and operational metrics, along with the achievement of other strategic goals. The Committee recognized that the Company exceeded the daily production, reserves, financial, and operating targets, and achieved a safety record well within that reported by much larger peer companies in the Permian basin, in addition to the positive discretionary assessment of other non-target achievements during the year. As a result, after reviewing the 2013 results, the Committee determined actual bonus amounts paid for 2013 performance as follows:

NAMED EXECUTIVE OFFICER	2013 ANNUAL BONUS $
Fred L. Callon	656,250
B. F. Weatherly	410,000
Gary A. Newberry	394,000
Joseph C. Gatto, Jr.	375,000
John G. Weihe	150,000

Long-term Equity Incentives.  The Committee administers the Company’s long-term incentive plans, including approving award recipients, determining the total number of awards, vesting of awards and performance criteria, including TSR. For the grant of equity compensation to executive officers, the Committee will typically consider information provided by the Consultant related to the overall competitive environment associated with long-term compensation.  We have no program, plan or obligation that requires us to grant equity compensation on specified dates.  However, the Committee follows a policy of not granting equity incentives when material non-public information exists that may affect the short-term price of the Company’s stock.

In its consideration of whether or not to make equity grants to the Company’s executive officers and, if such grants are made, the size of the grants, the Committee considers factors such as the total compensation for each of the Named Officers, company-level performance, the applicable executive officer's performance, long term compensation to executives of peer companies, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards, and the recommendations of management. There is no formal weighting of these elements.  For 2013 grants, the Committee approved a mix for the Company’s Named Officers of time-based awards and performance-based awards tied to relative TSR, with a portion of the time-based awards paid in cash. The following table sets forth the number of restricted stock units, phantom units and TSR phantom units awarded to the Named Officers in 2013:

Name	Restricted Stock Units Payable in Common Stock (1)	Phantom Units Payable in Cash (2)	TSR Phantom Units Payable in Cash (3)
Fred L. Callon	160,378	28,302	271,091
B. F. Weatherly	68,161	12,028	115,214
Gary A. Newberry	40,094	7,075	67,773
Joseph C. Gatto, Jr.	40,094	7,075	67,773
John G. Weihe	16,038	2,830	27,109

(1)	Amount represents restricted stock units vesting on May 15, 2016 and payable in Company common stock on the vesting date.
(2)	Amount represents phantom stock units vesting on May 15, 2016 and payable in cash based on closing NYSE market price of the Common Stock on the date of vesting.
(3)
Amount represents performance-based phantom units payable in cash and which will vest between 0% and 200% based on the Company’s TSR when compared to the specified peer group. The adjusted performance-based phantom units will vest on December 31, 2015.

TSR Phantom Units – Results for Performance Period Ending December 31, 2013.                                                                                                                                          In May 2011, our Compensation Committee granted TSR phantom units to the Named Officers, which vested on December 31, 2013.  Under the provisions of these awards, the targeted performance units were subject to our relative TSR performance compared with the TSR of the peer group specified in the award grant, which was different than the peer group for the 2013 TSR phantom unit awards. Callon ranked 5th out of 11 peer companies for the May 2011 performance awards that vested December 31, 2013.  As a result, the target number of shares were paid.

Description of TSR Phantom Shares. On the grant date, an employee is awarded a number of “TSR phantom shares.”  The TSR phantom shares vest if the employee continues to be employed until the vesting date specified in the TSR phantom share award. When the TSR phantom shares vest, the executive is entitled to a cash payment equal to the fair market value of the “adjusted” TSR phantom shares. TSR is the change in the stock price plus dividends using a 20-day average at the beginning and end of the performance period. The number of adjusted TSR phantom shares is calculated by comparing Callon’s TSR to the TSR of a peer group specified in the award agreement, according to the following schedule:

Callon’s TSR Rank versus Peers	Phantom Units Vesting as a Percentage of Target
1 - 2	200%
3 - 4	150%
5 - 8	100%
9 - 10	50%
11- 13	0%

Perquisites and Other Benefits.  Benefits represent a relatively small part of the Company’s overall compensation package.  However, these benefits help attract and retain senior level executives and are reviewed annually to ensure that they are competitive with industry norms. We provide benefits that are common in the oil and gas exploration industry to all of the Company’s employees.  These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, long-term disability, a Company sponsored cafeteria plan and a 401(k) employee savings and protection plan.  The Company pays the full costs of these benefits. Employee life insurance amounts surpassing the Internal Revenue Service maximum are treated as additional compensation to all employees. The Company’s 401(k) contribution to each qualified participant, including the Named Officers, is calculated based on 5% of the employee’s IRS eligible salary, excluding annual cash bonuses, and is paid one-half in cash and one-half in Company common stock, limited to IRS regulation dollar limits. The Company also matches employee deferral amounts, including amounts deferred by Named Officers, up to a maximum of 5% of IRS eligible compensation. The Company pays all administrative costs to maintain the plan.

The Company’s executive officers are entitled to certain benefits, or perquisites, that are not otherwise available to all of the Company’s employees. We provide the Company’s CEO, CFO and other executive officers with use of a Company automobile.  We purchase the automobile and pay for all maintenance, repairs, insurance and fuel.  The employee is required to recognize taxable income using the Internal Revenue Service’s annual lease value method for personal use of the vehicle.  We also pay the annual premium for our CEO’s term life insurance policy, for which he is the sole beneficiary and which the Company has no economic interest in the proceeds.  The costs associated with these benefits for the Named Officers are reported as “Other Compensation” in the Summary Compensation Table.  The Committee feels these perquisites are common to the oil and gas industry and considers the value of such benefits in determining total compensation of the Company’s executives.

Severance Protection. The Company does not have any employment agreements with its executive officers.  We believe, however, that providing consistent, competitive levels of severance protection to senior executives helps minimize distraction during times of uncertainty and helps to retain key employees. To align with market practices, facilitate the Company’s ability to attract and retain executives, and ensure all Named Officers are motivated to consider transactions that could increase stockholder value, we have entered into change-in-control severance compensation agreements with the Company’s executive officers, which include continued salary, benefits and accelerated vesting of equity awards.  We believe that these provisions create important retention tools for us, such as providing for accelerated vesting of equity awards upon a termination of employment in connection with a change in control, which provides employees with value in the event of a termination of employment that was beyond management’s control. In addition, we believe that it is important to provide the Named Officers with a sense of stability, both in the midst of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. We believe post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in the best interest of the Company without allowing personal considerations to cloud the decision-making process.

These agreements include non-competition, non-solicitation, and non-disclosure provisions.  In addition, the agreements contain a “claw back” provision that will apply in the event the executive violates any of these provisions in order to protect the Company if the benefits are triggered. None of the agreements includes an excise tax gross-up provision. The Committee chose not to provide guaranteed severance benefits outside of a change-in-control.

Risk Assessment Related to our Compensation Structure

The Compensation Committee believes our compensation plans are appropriately structured to encourage long-term value creation and are not reasonably likely to have a material adverse effect on the Company. The Committee, with assistance of the Consultant, reviewed the elements of executive compensation during 2013 to determine whether any portion of executive compensation encouraged excessive risk taking.  The Company’s management conducted a similar risk assessment with respect to other employees. Upon evaluation of those assessments, the Committee and management concluded that the Company’s compensation policies and practices for the Named Officers and other employees do not present risks that are reasonably likely to have a material adverse effect on the Company. Risk mitigating features of our executive compensation program identified in the risk review included:

●	A balance of multiple performance measures rather than a single measure;

●	A balanced pay mix, with significant weighting on long-term stockholder value in our long-term incentives;

●	Performance targets measured at the corporate level, rather than at the individual or business unit level;

●	The use by the Committee of its discretion to assess annual performance in the bonus plan;

●	Capped incentive awards;

●	Reasonable change-in-control severance protections; and

●	Strong executive stock ownership requirements.

Together, the features of the Company’s executive compensation program are intended to ensure that the Company’s compensation opportunities do not encourage excessive risk taking and focus the Company’s executives on managing the Company toward long-term sustainable value for the Company’s stockholders.

Internal Revenue Service Limitations.  When establishing the Company’s compensation programs, the Committee considers the effects of relevant tax laws.  The Company’s programs are designed to comply with Section 409A of the tax code, which applies to nonqualified deferred compensation, in order to prevent negative tax consequences for the Company’s executives. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain “covered employees” of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. However, the Committee, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities, reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate.

Insider Trading Policy.   We have an Insider Trading Policy under which all employees, including our Named Officers and members of our Board, are prohibited from engaging in short-term or speculative transactions in the Company’s securities, including short sales, options and other derivatives, and from holding Company securities in a margin account or pledging securities as collateral for a loan during periodic “trading blackout” periods.  When material non-public information about the Company may exist and may have an influence on the marketplace, a trading blackout period is placed in effect by management.

Stock Ownership Policy.   The Committee believes that meaningful stock ownership by our officers and Directors is critical in aligning management’s interests with the interests of our stockholders. In March 2008, the Committee adopted a stock ownership policy, which applies to the CEO and the other Named Officers.   The provisions of the policy provide for the investment position, computed on December 31 of each year, of the CEO to be no less than six times his or her base salary.  For other Named Officers, the investment position shall be no less than two times base salary.  Investment position is defined as calculated value of shares owned, shares owned indirectly, equivalent shares invested in the officer’s 401(k) plan, and unvested portion of time-based vesting of performance shares or restricted shares. Value attributable to shares represented by both vested and unvested stock options and the value of unvested performance-based shares or restricted shares are excluded. Each Named Officer has a period of five years from the date of adoption to attain the required investment position. If a Named Officer becomes subject to a greater investment position due to a promotion or an increase in salary, the Named Officer will be expected to attain the increased investment position within three years of the change.  The Committee reserves the right to approve an alternate stock ownership guideline for Named Officers who can demonstrate a severe hardship in meeting the general guidelines.

Certain Relationships and Related Party Transactions.  The Company’s Audit Committee charter provides that the Committee shall review and approve all related party transactions. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, the Company’s Code of Business Conduct and Ethics provides that an officer’s or a Director’s conflict of interest with the Company may only be waived if the Nominating and Corporate Governance Committee approves the waiver and the full Board ratifies the waiver. As of December 31, 2013, we are not aware of any related party transactions with the Company’s executive officers that may cause a conflict of interest with the Company.

Recoupment Policy. We currently have no recoupment policy applicable to annual incentive bonuses or equity awards other than those required under Sarbanes-Oxley legislation. The Committee will continue to evaluate the need to adopt such a policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A required by Item 402(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Based on such review and discussions, the Committee has recommended to the Board that the CD&A be included in the proxy statement relating to the 2014 Annual Meeting of Stockholders.

Respectfully submitted by the Compensation Committee of the Board,

L. Richard Flury, Chairman
Larry D. McVay
Anthony J. Nocchiero
John C. Wallace
James M. Trimble

EXECUTIVE COMPENSATION

The following table set forth certain information about the compensation of our Named Officers..

Summary Compensation Table

Name and Principal Position	Year	Annual Salary ($)		Cash Bonus ($)		Stock Awards ($)		All Other Compensation ($)(7)	Total ($)

Fred L. Callon	2013	525,000		656,250	(2)	1,641,382	(3)	52,769	2,875,401
Chairman, President and	2012	509,880		446,250		1,811,388	(4)	51,280	2,818,798
Chief Executive Officer	2011	464,520		464,520		1,156,650	(5)	48,563	2,134,253

B. F. Weatherly	2013	364,000		410,000	(2)	697,589	(3)	42,217	1,513,806
Executive Vice President, Corporate Secretary	2012	364,000		278,460		769,842	(4)	36,177	1,448,479
and Chief Administrative Officer	2011	364,000		327,600		788,625	(5)	28,952	1,509,177

Gary A. Newberry	2013	350,000		394,000	(2)	410,347	(3)	35,448	1,189,795
Senior Vice President, Operations	2012	350,000		267,750		498,128	(4)	32,945	1,148,823
	2011	350,000		315,000		525,750	(5)	30,930	1,221,680

Joseph C. Gatto, Jr.	2013	300,000		375,000	(2)	410,347	(3)	33,779	1,119,126
Senior Vice President, Chief	2012	225,000	(1)	178,500		669,335	(4)(6)	27,599	1,100,434
Financial Officer and Treasurer

John G. Weihe	2013	234,406		150,000	(2)	164,138	(3)	28,061	576,605
Vice President, Exploration	2012	234,406		130,000		160,335	(4)	28,422	553,163
	2011	234,406		100,000		196,000	(5)	27,617	558,023

(1)	Mr. Gatto’s employment date was April 5, 2012 and his annual salary was $300,000.
(2)	Cash bonus awarded in March 2014 in recognition of 2013 performances.
(3)
Represents the grant date fair value of the restricted stock units and TSR phantom units granted to the Named Officers on May 15, 2013 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 7 and 8 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 12, 2014.

(4)
Represents the grant date fair value of the restricted stock units and TSR phantom units granted to the Named Officers on May 10, 2012 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 7 and 8 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

(5)
Represents the grant date fair value of the restricted stock units and TSR phantom units granted to the Named Officers on May 12, 2011 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 14, 2012.

(6)
Includes the grant date fair value of the restricted stock units granted to the Named Officer on April 5, 2012 as an additional incentive for employment, computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of this amount is set forth in footnotes 9 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

(7)	See the Table of All Other Compensation and related footnotes below for reconciliation of All Other Compensation.

Table of All Other Compensation

Name	Year	Company Contributed Cash to 401(k) ($)	Company Contributed Common Stock to 401(k) ($)(1)	Company Provided Auto ($)(2)	Company Paid Other ($)		Total ($)

Fred L. Callon	2013	19,125	6,375	12,580	14,689	(3)	52,769
	2012	18,500	6,250	11,625	14,905	(3)	51,280
	2011	18,375	6,125	9,374	14,689	(3)	48,563

B. F. Weatherly	2013	19,125	6,375	16,717	--		42,217
	2012	18,500	6,250	11,427	--		36,177
	2011	18,375	6,125	4,452	--		28,952

Gary A. Newberry	2013	19,125	6,375	9,948	--		35,448
	2012	18,500	6,250	8,195	--		32,945
	2011	18,375	6,125	6,430	--		30,930

Joseph C. Gatto, Jr.	2013	19,125	6,375	8,279	--		33,779
	2012	16,875	5,625	5,100	--		27,600

John G. Weihe	2013	11,720	5,860	10,481	--		28,061
	2012	11,604	5,802	11,016	--		28,422
	2011	11,202	5,601	10,814	--		27,617

(1)
Subject to IRS limits, Company contributions to each person’s 401(k) account consist of a basic contribution equal to five percent (5%) of eligible annual base salary (funded one-half in cash and one-half in equivalent-valued common stock) plus a matching amount (limited to five percent (5%) of eligible annual base salary if such employee individually contributed at least eight percent (8%) of their eligible annual base salary).  The number of shares contributed is determined on a monthly basis by dividing one-half of the total basic cash contribution by the closing market price on the last trading day of the month.

(2)	Represents annual depreciation based on a three-year life, plus insurance, fuel, maintenance and repairs, pursuant to IRS Reg §1.61-21, Taxation of Fringe Benefits.
(3)	Represents premiums paid by the Company on a personal life insurance policy for which Mr. Callon is the sole beneficiary.

Grant of Plan-Based Awards During 2013

The following table presents grants of equity awards during the fiscal year ending December 31, 2013:

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Thresh-old (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value ($)(4)
Fred L. Callon	05/15/13	--	--	--	160,378	(2)	572,549
	05/15/13	--	--	--	28,302	(3)	101,038
	05/15/13	--	271,091	542,182	--		967,795
B. F. Weatherly	05/15/13	--	--	--	68,161	(2)	243,335
	05/15/13	--	--	--	12,028	(3)	42,940
	05/15/13	--	115,214	230,428	--		411,314
Gary A. Newberry	05/15/13	--	--	--	40,095	(2)	143,139
	05/15/13	--	--	--	7,075	(3)	25,258
	05/15/13	--	67,773	135,546	--		241,950
Joseph C. Gatto, Jr.	05/15/13	--	--	--	40,095		143,139
	05/15/13	--	--	--	7,075		25,258
	05/15/13	--	67,773	135,546	--		241,950
John G. Weihe	05/15/13	--	--	--	16,038		57,256
	05/15/13	--	--	--	2,830		10,103
	05/15/13	--	27,109	54,218	--		96,779

(1)
Amount represents TSR phantom units payable in cash on the vesting date and which will be adjusted between 0% and 200% based on our TSR compared with the TSR of our Peer Group.  The adjusted performance-based phantom units will vest on December 31, 2015.

(2)	Amount represents restricted stock units vesting on May 15, 2016 and will be settled in common stock.
(3)	Amount represents phantom units vesting on May 15, 2016 and will be settled in cash based on the closing NYSE market price of the Common Stock on the vesting date.
(4)
This column shows the grant date fair value of the awards granted to the Named Officers on the date indicated computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 12, 2014. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value.

Stock-Based Incentive Compensation Plans

The 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) was approved by stockholders on May 12, 2011. Awards available under the 2011 Omnibus Plan include grants of stock options, stock appreciation rights or units, restricted stock, restricted stock units, phantom stock or performance shares or units. As of March 31, 2014, 1,195,705 shares remain unissued within the 2011 Omnibus Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning all unexercised and unvested stock awards at December 31, 2013 for the Named Officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(7)
Fred L. Callon	--		--	--	93,500	(3)	610,555	16,500	(8)	107,745
	--		--	--	151,246	(4)	987,636	26,690	(9)	174,286
	--		--	--	160,378	(5)	1,047,268	28,302	(10)	184,812
	177,936	(1)	--	--	--		--	--		1,161,922
	271,091	(2)	--	--	--		--	--		1,770,224

B. F. Weatherly	--		--	--	63,750	(3)	416,288	11,250	(8)	73,463
	--		--	--	64,280	(4)	419,748	11,343	(9)	74,070
	--		--	--	68,161	(5)	445,091	12,028	(10)	78,543
	75,623	(1)	--	--	--		--	--		493,818
	115,214	(2)	--	--	--		--	--		752,347

Gary A. Newberry	--		--	--	42,500	(3)	277,525	7,500	(8)	48,975
	--		--	--	41,592	(4)	271,596	7,340	(9)	47,930
	--		--	--	40,095	(5)	261,820	7,075	(10)	46,200
	48,932	(1)	--	--	--		--	--		319,526
	67,773	(2)	--	--	--		--	--		442,558

Joseph C. Gatto, Jr.	--		--	--	66,667	(6)	435,336	--		--
	--		--	--	17,850	(4)	116,561	3,150	(9)	20,570
	--		--	--	40,095	(5)	261,820	7,075	(10)	46,200
	10,500	(1)	--	--	--		--	--		68,565
	67,773	(2)	--	--	--		--	--		442,558

John G. Weihe	--		--	--	18,000	(3)	117,540	--		--
	--		--	--	21,000	(4)	137,130	--		--
	--		--	--	16,038	(5)	104,728	2,830	(10)	18,840
	10,500	(1)	--	--	--		--	--		68,565
	27,109	(2)	--	--	--		--	--		177,022

(1)
Amount represents performance-based phantom units settleable in cash on the vesting date and which will be adjusted between 0% and 200% based on the Company’s TSR compared to the Company specified peer group.  The adjusted performance-based phantom units will vest on December 31, 2014.

(2)
Amount represents performance-based phantom units settleable in cash on the vesting date and which will be adjusted between 0% and 200% based on the Company’s TSR compared to the Company specified peer group.  The adjusted performance-based phantom units will vest on December 31, 2015.

(3)	Represents restricted stock units awarded May 12, 2011 and are settleable in stock on the May 12, 2014 vesting date.
(4)	Represents restricted stock units awarded May 10, 2010 and are settleable in cash on the May 10, 2015 vesting date.
(5)	Represents restricted stock units awarded May 15, 2013 and are settleable in cash on the May 15, 2016 vesting date.
(6)	Represents restricted stock units awarded April 5, 2012 and are settleable in stock. Units ratably vest one-third on each July 1 beginning 2013.
(7)	Amounts calculated based on the December 31, 2013 the Company’s common stock closing price as quoted on the NYSE of $6.53 per share.
(8)	Represents phantom stock units awarded May 12, 2011 and are settleable in cash on the May 12, 2014 vesting date.
(9)	Represents phantom stock units awarded May 10, 2012 and are settleable in cash on the May 10, 2015 vesting date.
(10)	Represents phantom stock units awarded May 15, 2013 and are settleable in cash on the May 15, 2016 vesting date.

Option Exercises and Stock Vested

The following table provides information about the value realized by the Named Officers on option exercises, vesting of restricted stock units, phantom units, and TSR phantom unit award payouts during 2013:

	Number of Shares Acquired on Exercise (#)(1)	Value Realized On Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(8)
Fred L. Callon	--	359,150	(2)	106,250	(5)	387,812
		68,719	(3)
B. F. Weatherly	--	244,875	(2)	85,000	(5)	310,250
		54,975	(3)
Gary A. Newberry	--	163,250	(2)	85,000	(6)	310,250
		54,975	(4)
Joseph C. Gatto, Jr.	--	--		33,333	(7)	114,999

John G. Weihe	--	65,300	(2)	22,500	(5)	82,125

(1)	There were no options exercised by any Named Officer in 2013.
(2)
Includes the value of the vesting of performance-based phantom units on December 31, 2013 and settled in cash. The value realized reflects the taxable value to the Named Officer as of the date of the vesting of performance-based phantom unit awards.

(3)	Represents restricted stock units awarded May 7, 2010 and were settleable in cash on the May 7, 2013 vesting date.
(4)	Represents restricted stock units awarded September 22, 2010 and were settleable in cash on the May 7, 2013 vesting date
(5)	Represents restricted stock awarded May 7, 2010 and were settleable in stock on the May 7, 2013 vesting date.
(6)	Represents restricted stock units awarded September 22, 2010 and were settleable in stock on the May 7, 2013 vesting date.
(7)	Represents 100,000 restricted stock units awarded April 4, 2011 and are settleable in stock. Units vest one-third on each subsequent July 1st anniversary date following the award date.
(8)	Represents the aggregate dollar amount realized on the date of the vesting of the restricted stock based on the market price of a share of Company stock on the NYSE on the vesting date.

Potential Payments Upon Termination or Change-in-Control

The following table shows the estimated gross taxable compensation payable upon termination following a change in control or upon death, disability or retirement. No amounts would be payable upon termination for other causes.  The information assumes, in each case, that the officer’s termination was effective as of December 31, 2013. In presenting this disclosure, we describe amounts earned through December 31, 2013 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, the estimates are of the amounts which would be paid out to the executives upon their termination.

Name and Reason for Termination	Base Salary ($)(3)	Cash Bonus ($)(3)	Accelerated Stock Award Vesting ($)(4)	Continued Employee Benefits ($)(5)(6)	Total ($)

Fred L. Callon
Change in Control (1)	1,529,640	1,529,640	6,044,449	128,036	9,231,765
Death, Disability, or Retirement (2)	--	--	6,044,449	--	6,044,449

B. F. Weatherly
Change in Control (1)	728,000	655,200	2,753,368	54,558	4,191,126
Death, Disability, or Retirement (2)	--	--	2,753,368	--	2,753,368

Gary A. Newberry
Change in Control (1)	700,000	630,000	1,716,130	55,986	3,102,116
Death, Disability, or Retirement (2)	--	--	1,716,130	--	1,716,130

Joseph C. Gatto, Jr.
Change in Control (1)	600,000	420,000	1,391,608	55,986	2,467,595
Death, Disability, or Retirement (2)	--	--	1,391,608		1,391,608

John G. Weihe
Change in Control (1)	468,812	281,287	623,465	55,986	1,429,550
Death, Disability, or Retirement (2)	--	--	623,465	--	623,465

(1)
The Company entered into a Severance Compensation Agreement with each of the Named Officers listed in the table above.  See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(2)
“Disability” is generally defined as the employee’s inability to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six continuous months together with the reasonable likelihood, as determined by the Board after consultation of a qualified physician, he will be unable to carry out his normal and usual duties of employment.  “Retirement” is generally defined as the employee’s attainment of an age which the Board determines to be consistent with normal retirement age.

(3)
In accordance with Mr. Callon’s Severance Compensation Agreement, the computation uses a three-year multiple with respect to the severance amount relating to salary and target bonus, while a two-year multiple is used for the other Named Officers.  See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(4)	The amounts are computed based on unvested stock awards at December 31, 2013 using the closing price of the Company’s common stock on the NYSE on the last trading day of 2013, at $6.53 per share.
(5)
Benefits consist of thirty-six months of employer provided family medical and dental insurance, life insurance, dependent life insurance, accidental death coverage and disability coverage for Mr. Callon and twenty-four months for the other Named Officers in the table.

(6)	Mr. Callon’s amount includes an additional allotment for each of the three years representing premiums paid on a life insurance policy for which the Company does not have any beneficial interest.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Employment Agreements.  We do not have employment agreements with any of our executive officers.

Severance Compensation Agreements.  The Company entered into Severance Compensation Agreements (“SCA”) with each of our Named Officers.  The SCA will terminate, except to the extent that any obligation of the Company thereunder remains unpaid as of such time, upon the earliest of: (1) December 31, 2014, provided, however, that, on each anniversary date thereafter, the expiration date shall automatically be extended for one additional year unless, immediately prior to such anniversary date, either party shall have given written notice that it does not wish to extend this SCA, but in no event shall the expiration date be earlier than the second anniversary of the effective date of a change of control; (2) the termination of the Named Officer’s employment with Callon based on death, disability (as defined in the SCA), or cause (as defined in the SCA); and (3) the voluntary resignation of the Named Officer for any reason other than good reason (as defined in the SCA).

Pursuant to the SCA, if the executive incurs a “separation from service” from the Company (as such term is defined in final Treasury Regulations issued under Code Section 409A and other authoritative guidance issued thereunder) without cause by the Company or for good reason by him within two years following a change of control of the Company (or in certain cases, prior to a change of control), then the executive is entitled to a single lump-sum cash payment (payable on the date that is six months following the triggering event) in an amount equal to three times the sum (with respect to Mr. Callon) of: (a) the annual base salary in effect immediately prior to the change of control or, if higher, in effect immediately prior to the separation from service, and (b) the greater of the average bonus earned with respect to the three most recently completed full fiscal years or the target bonus for the fiscal year in which the change of control occurs, based on a forecast that has been approved by the Board of the results for the fiscal year in which the change of control occurs.  For the other Named Officers, the salary and bonus multiple is two times.  In addition, the Company must maintain at its expense until thirty-six months after a separation from service all life, disability, medical, dental, accident, and health insurance coverage for Mr. Callon.  For the other Named Officers, the continued benefit period is twenty-four months.  If the executive’s employment is terminated because of his death or disability, the Company is only required to make such payments if the termination occurred within six months after a change of control.  “Good reason” is generally defined in the SCA as a change in the executive’s compensation, benefits, position, responsibilities, or location.  A change of control is generally defined in the SCA as: (i) any person or group of persons acting in concert shall have become the beneficial owner of more than 50% of the outstanding common stock of the Company; (ii) the stockholders of the Company shall cause a change in the majority of the members of the Board within a twelve-month period; or (iii) the Company or its stockholders shall enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company.

The SCAs also provide that, upon a change of control, all stock options shall automatically become fully exercisable and all performance shares, restricted stock, stock appreciation rights and other similar rights held by the executive shall become fully vested, provided, however, that such acceleration of vesting shall not occur if it would be an impermissible acceleration under Section 409A of the Code.  If the Company cannot provide for acceleration of vesting as a result of provisions in existence prior to a change of control, any plan or agreement, or Section 409A, the Company must provide in lieu thereof a lump-sum cash payment equal to the total value of the outstanding and unvested stock rights as of the date of separation from service.

The SCAs incorporate a provision to provide for the possible impact of the federal excise tax on excess parachute payments. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20 percent excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the “net-best” provision included in the SCA is appropriate. If any payment is subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable would be at least as much as it would have been if no reduction was made.

Compensation of Non-Management Directors

Each non-management Director receives compensation consisting of only an annual retainer of $40,000 per year, with an additional $20,000 per year for the chairman of the Audit Committee, an additional $15,000 per year to the chairman of the Compensation Committee, an additional $10,000 per year to the chairman of the Nominating and Corporate Governance Committee, and an additional $10,000 to the chairman of the Strategic Planning Committee.  Each non-management Director is reimbursed for reasonable out-of-pocket costs incurred to attend Board meetings.  In addition to cash compensation, the Compensation Committee may, from time to time, grant awards under our long-term incentive plans.  During 2013, the Compensation Committee awarded shares of restricted stock with equivalent value equal to $125,000 each to Messrs. Flury, McVay, Wallace and Nocchiero.  The restricted stock will vest on the earlier of: (a) the first anniversary of the grant date, provided that grantee continues to be a member of the Board (or is otherwise providing services to the Company as an employee) through such date; or (b) the date grantee ceases to provide any services to the Company as an employee or Director, other than for cause, after reaching age 60.  The Compensation Committee may determine in its sole discretion that the restricted stock shall vest on a “qualified separation from service.”  For purposes hereof, a “qualified separation from service” is defined as a separation from service, other than for cause, following a minimum of five years of tenure on the Board and occurring within five years prior to Grantee attaining the age 60.  The table below indicates the total compensation earned and paid during 2013 for each non-management Director:

Non-Management Director Compensation for 2013

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(6)		Option Awards ($)	All Other Compensation ($)	Total ($)

L. Richard Flury	55,000	(2)	125,000		--	--	180,000

Larry D. McVay	50,000	(3)	125,000		--	--	175,000

John C. Wallace	60,000	(4)	125,000	(7)	--	--	60,000

Anthony J. Nocchiero	50,000	(5)	125,000		--	--	175,000

(1)	Does not include reimbursement of expenses associated with attending the Board meetings.
(2)	Represents annual retainer of $40,000 and an additional $15,000 for acting as chairman of the Compensation Committee.
(3)	Represents annual retainer of $40,000 and an additional $10,000 for acting as chairman of the Strategic Planning Committee.
(4)	Represents annual retainer of $40,000 and an additional $20,000 per year for acting as chairman of the Audit Committee.
(5)	Represents annual retainer of $40,000 and an additional $10,000 for acting as chairman of the Nominating and Corporate Governance Committee.
(6)
Amounts calculated utilizing the provisions of FASB ASC Topic 718.  See notes 7 and 8 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards.

(7)
Mr. Wallace elected to have his restricted stock award deferred pursuant to the terms of a Deferred Compensation Plan for non-employee Directors, under which participants may elect to defer the receipt of the proceeds in cash until separation of service as a Director.

Fred L. Callon serves as Chairman of the Board, but does not receive any additional compensation for his services in this capacity and therefore has been omitted from the table above.  Mr. Weatherly also served as a member of the Board during 2013 and did not receive any additional compensation associated with those services. Mr. Bob and Mr. Trimble were appointed to our Board in 2014 and so received no compensation from us during 2013.

Director Stock Ownership Guidelines

The Compensation Committee believes that meaningful stock ownership by our Directors is important in aligning a Director’s interests more closely with those of the Company’s stockholders. In 2012, our Compensation Committee established ownership requirements for our outside Directors. Each outside Director is required to achieve a minimum value of common stock equal to at least five times the annual retainer within next five years following adoption of the policy or election as a Director.

STOCKHOLDERS’ PROPOSALS AND DIRECTOR NOMINATIONS
FOR THE 2015 ANNUAL MEETING

Stockholders who desire to present proposals at the 2015 Annual Meeting of Stockholders and to have such proposals included in the Company’s proxy materials, must submit their proposals to the Company at its principal executive offices not later than December 27, 2014. If the date of the 2015 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2014 Annual Meeting of Stockholders, the deadline for submitting proposals is a reasonable time before the Company begins to print and mail its proxy materials for its 2015 Annual Meeting of Stockholders.

If the date of the 2015 Annual Meeting of Stockholders is advanced or delayed by more than 30 calendar days from the date of the 2014 Annual Meeting of Stockholders, the Company shall, in a timely manner, inform stockholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which the Company receives any such proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above or other applicable requirements.

Our Certificate of Incorporation requires that any person intending to nominate a person to serve as a Director of the Company must provide notice to the Company of the intent to nominate at least 120 days prior to the scheduled date of the 2015 annual meeting.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies. Both the Company and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our Annual Report and Proxy Statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this Proxy Statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our Annual Report and Proxy Statement in the future, you should contact your bank, broker or other nominee record holder.

FINANCIAL STATEMENTS AND OTHER AVAILABLE DOCUMENTS

Financial statements of the Company for its most recent fiscal year are contained in the 2013 Annual Report to Stockholders and the Company’s Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 12, 2014.  The Company’s Annual Report, the Company’s Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics, and Charters of Board Committees may be accessed by stockholders on the Company’s website at www.callon.com or printed copies are available upon written request to the B. F. Weatherly, Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi  39120.

OTHER BUSINESS

The Board does not know of any matter to be acted upon at the 2014 Annual Meeting other than those described above.  If other business comes before the 2014 Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of the Company and its stockholders.  Please sign, date, and return your proxy promptly to avoid unnecessary expense.  All stockholders are urged, regardless of the number of shares owned, to participate in the 2014 Annual Meeting by voting their shares.

By Order of the Board of Directors

Fred L. Callon
Natchez, Mississippi	Chairman, President and
April 4, 2014	Chief Executive Officer